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Exhibit (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
and the Associated Rights to Purchase Shares of Series A Junior Participating Preferred Stock
of
PHARMANET DEVELOPMENT GROUP, INC.
at
$5.00 Net Per Share
by
PDGI ACQUISITION CORP.
a wholly-owned subsidiary of
JLL PHARMANET HOLDINGS, LLC
an affiliate of
JLL PARTNERS FUND V, L.P. and JLL PARTNERS FUND VI, L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 12, 2009, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE") OR EARLIER TERMINATED.

        PDGI Acquisition Corp., a Delaware corporation ("Purchaser"), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the "Common Stock"), of PharmaNet Development Group, Inc., a Delaware corporation ("PharmaNet"), including the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.10 per share, of PharmaNet (the "Preferred Stock Purchase Rights," and collectively with the Common Stock, the "Shares") at a price of $5.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this "Offer to Purchase") and in the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal" and, together with this Offer to Purchase, the "Offer"). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of February 3, 2009 (together with any amendments or supplements thereto, the "Merger Agreement"), among JLL PharmaNet Holdings, LLC, a Delaware limited liability company and our sole stockholder ("Parent"), Purchaser and PharmaNet, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, we will be merged with and into PharmaNet, and PharmaNet will be the surviving corporation (the "Merger"). Purchaser and Parent are affiliates of JLL Partners Fund V, L.P., a Delaware limited partnership ("JLL Fund V"), and JLL Partners Fund VI, L.P., a Delaware limited partnership (together with JLL Fund V, the "Sponsors"), each of which is a private equity investment fund managed by JLL Partners, Inc., a Delaware corporation ("JLL").

        The PharmaNet board of directors has unanimously, by vote of the directors present, (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interest of PharmaNet and its stockholders, (ii) adopted the Merger Agreement and approved the transactions contemplated thereby, (iii) resolved to recommend acceptance of the Offer by the PharmaNet stockholders, and (iv) taken all other actions necessary to exempt the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby from any "fair price," "moratorium," "control share acquisition," "interested stockholder," "business combination" or other similar statute or regulation.

        There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the number of Shares (if any) then owned of record by Parent or Purchaser or with respect to which Parent or Purchaser otherwise has, directly or indirectly, sole voting power, represents at least a majority of the Shares outstanding (determined on a fully diluted basis) at the Expiration Date (the "Minimum Condition"). The Offer is also subject to the satisfaction of certain other conditions, including, among other conditions (i) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) since February 3, 2009, no fact, circumstance, event, change, effect or occurrence having occurred which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on PharmaNet. See Section 13—"Conditions of the Offer." A summary of the principal terms of the Offer appears on pages 1 through 9 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

The Dealer Manager for the Offer is:

February 12, 2009

 IMPORTANT

        If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to American Stock Transfer & Trust Company (the "Depositary") for the Offer, and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase, in each case prior to the Expiration Date (as defined in Section 1—"Terms of the Offer" of this Offer to Purchase) of the Offer, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.

        If you desire to tender your Shares to us pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase.

*    *    *

        Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery (the "Notice of Guaranteed Delivery") and other tender offer materials may be directed to the Information Agent or the Dealer Manager. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

i

 SUMMARY TERM SHEET

Purchaser, a wholly owned subsidiary of Parent, is offering to purchase all outstanding shares of Common Stock, and the associated Preferred Stock Purchase Rights, at a price of $5.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal. The following are some questions you, as a stockholder of PharmaNet, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the accompanying Letter of Transmittal. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we," "our," or "us" refer to Purchaser or Parent, as the context requires. Except as otherwise set forth in this Offer to Purchase, references to "dollars" and "$" shall be to United States dollars.

WHO IS OFFERING TO BUY MY SECURITIES?

  •
  The Offer is by Purchaser, a recently formed Delaware corporation and a wholly owned subsidiary of Parent. Parent is a recently formed Delaware limited liability company. Purchaser and Parent have been organized in connection with this Offer and have not carried on any activities other than entering into the Merger Agreement relating to, and activities in connection with, this Offer. See Section 9—"Certain Information Concerning Purchaser, Parent and the Sponsors."

  •
  The Sponsors are limited liability partnerships organized under the laws of the State of Delaware that are managed by JLL. Founded in 1988, JLL is a leading private equity investment firm with approximately $4 billion of capital under management that has invested in a variety of industries, with special focus on healthcare and medical services, financial services and building products. JLL makes equity investments in middle market companies with the objective of extricating good companies from complicated situations or building strong companies in partnership with exceptional managers. Further information related to JLL can be found on its website at www.jllpartners.com.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS OFFER?

  •
  Purchaser is seeking to purchase all of the issued and outstanding shares of Common Stock of PharmaNet and the associated Preferred Stock Purchase Rights. See the Introduction and Section 1—"Terms of the Offer."

WHAT ARE THE PREFERRED STOCK PURCHASE RIGHTS?

  •
  The Preferred Stock Purchase Rights are rights to purchase Series A Junior Participating Preferred Stock of PharmaNet, issued pursuant to PharmaNet's Rights Agreement, dated as of December 21, 2005. The Preferred Stock Purchase Rights were issued to all PharmaNet stockholders, but currently are not represented by separate certificates. Instead, the Preferred Stock Purchase Rights are represented by and are transferable with your shares of Common Stock. A tender of your shares of Common Stock will include a tender of the Preferred Stock Purchase Rights. See the Introduction and Section 1—"Terms of the Offer."

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

  •
  Purchaser is offering to pay $5.00 per Share, net to you in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions contained in this Offer to Purchase and in the accompanying Letter of Transmittal.

  •
  If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay any brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

WHY IS PURCHASER MAKING THIS OFFER?

  •
  Purchaser is making this Offer because JLL, through Purchaser and Parent, wants to acquire PharmaNet. See Sections 1 and 11—"Terms of the Offer" and "Purpose of the Offer and Plans for PharmaNet; Summary of the Merger Agreement and Certain Other Agreements."

WHAT DOES THE BOARD OF DIRECTORS OF PHARMANET THINK OF THE OFFER?

  •
  The Offer is being made pursuant to the terms of the Merger Agreement with PharmaNet. The PharmaNet board of directors has unanimously, by vote of the directors present, (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interest of PharmaNet and its stockholders, (ii) adopted the Merger Agreement and approved the transactions contemplated thereby, (iii) resolved to recommend acceptance of the Offer and, if required, adoption of the Merger Agreement and approval of the Merger by the stockholders, and (iv) taken all other actions necessary to exempt the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby from any "fair price," "moratorium," "control share acquisition," "interested stockholder," "business combination" or other similar statute or regulation. See also the Introduction to this Offer to Purchase and Section 10—"Background of the Offer; Contacts with PharmaNet."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

  •
  On February 2, 2009, the last full trading day before we announced our intention to make an Offer for all of the outstanding Shares, the last reported closing price per Share reported on the NASDAQ Global Select Market was $1.34 per Share. See Section 6—"Price Range of Shares; Dividends."

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

  •
  The Offer is conditioned upon, among other conditions, the following:

  •
  there must be validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the number of Shares (if any) then owned of record by Parent or Purchaser, or with respect to which Parent or Purchaser otherwise has, directly or indirectly, sole voting power, represents at least a majority of the Shares outstanding "on a fully diluted basis" (as defined below) at the Expiration Date. We refer to this condition as the "Minimum Condition" (as more fully described in Section 13—"Conditions of the Offer");

  •
  any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including the rules and regulations promulgated thereunder (the "HSR Act"), applicable to the transactions contemplated by the Merger Agreement must have expired or terminated;

  •
  no lawsuit, action or proceeding by any governmental entity of competent jurisdiction shall be pending against us, Parent, PharmaNet or any of its subsidiaries, challenging our acquisition of any Shares pursuant to the Offer or seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger;

    •
    no statute, rule, regulation, judgment, order or injunction shall have been enacted, entered, enforced, promulgated or deemed applicable to the Offer, the Merger or any other transaction contemplated by the Merger Agreement, and no other action shall have been taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that (x) in our reasonable judgment would likely have any of the consequences referred to in the immediately preceding paragraph, or (y) has the effect of making the Offer, the Merger or any other transaction contemplated by the Merger Agreement illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the Merger or any other transaction contemplated by the Merger Agreement;

    •
    all representations and warranties of PharmaNet in the Merger Agreement (without giving effect to any reference to any material adverse effect or materiality or similar qualifications) shall be true and correct as of February 3, 2009 and as of the Expiration Date (except for representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time), unless such failure with all other failures does not result in a material adverse effect on PharmaNet;

    •
    PharmaNet shall not have breached or failed, in any material respect, to perform or to comply with any agreement or covenant in the Merger Agreement, which breach or failure has not been cured;

    •
    since February 3, 2009, no fact, circumstance, event, change, effect or occurrence shall have occurred which has had or would be reasonably expected to have, individually or in the aggregate, a material adverse effect on PharmaNet; and

    •
    the Merger Agreement shall not have been terminated in accordance with its terms.

  •
  Subject to the terms of the Merger Agreement and to the extent permitted by applicable law, Parent and Purchaser expressly reserve the right to waive any condition, in whole or in part, and to increase the Offer Price or make any other changes to the terms and conditions of the Offer. However, pursuant to the Merger Agreement, Parent and Purchaser have agreed that we will not, without the prior written consent of PharmaNet: (i) decrease the Offer Price; (ii) change the form of consideration payable in the Offer; (iii) reduce the maximum number of Shares to be purchased in the Offer; (iv) amend or waive the Minimum Condition; (v) amend any of the conditions and requirements to the Offer described in Section 13—"Conditions of the Offer" in a manner adverse to holders of Shares; or (vi) extend the Expiration Date other than in accordance with the Merger Agreement.

  •
  The Offer is subject to other conditions as well. A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction and Section 13—"Conditions of the Offer."

  •
  The term "on a fully diluted basis" means, as of any date, (i) the number of Shares outstanding, plus (ii) the number of Shares PharmaNet is then required to issue pursuant to options, rights or other obligations outstanding at such date under any employee stock option or other benefit plans or otherwise (assuming all options and other rights to acquire or obligations to issue such Shares are fully vested and exercisable and all Shares issuable at any time have been issued), including pursuant to the PharmaNet stock option plans; provided that Shares issuable with respect to the Preferred Stock Purchase Rights shall be excluded from such number; and provided further that Shares issuable upon exercise, exchange or conversion of options, rights or other obligations as to which the applicable exercise, exchange or conversion price exceeds the then current market price of the Shares and the Offer Price pursuant to the Merger Agreement shall be excluded from such number.

IS THERE AN AGREEMENT GOVERNING THE OFFER?

  •
  Yes.  PharmaNet, Parent and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger, if required. See Section 11—"Purpose of the Offer and Plans for PharmaNet; Summary of the Merger Agreement and Certain Other Agreements."

DO YOU HAVE FINANCIAL RESOURCES TO MAKE PAYMENT?

  •
  Yes.  Purchaser estimates that if it acquires all of the Shares pursuant to the Offer, the total amount of cash required to consummate the Offer and the Merger (including related fees and expenses of Purchaser and its affiliates) will be approximately $111 million. Purchaser estimates that the total amount of cash required to acquire all of the Convertible Notes (as defined below) (including related fees and expenses) will be approximately $143 million. All such funds are currently available from the committed equity capital of the Sponsors and their affiliates, which has been committed to Parent in respect of the Offer. Purchaser's obligation to purchase the Shares validly tendered and not properly withdrawn in the Offer is not subject to any financing condition. See Sections 11 and 12—"Purpose of the Offer and Plans for PharmaNet; Summary of the Merger Agreement and Certain Other Agreements" and "Source and Amount of Funds."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

  •
  No.  Purchaser has been organized solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer. Because the Offer is being made for all outstanding Shares, the form of payment consists solely of cash that will be made available to us by the Sponsors and their affiliates and because of the lack of any relevant historical information concerning us, our financial condition is not relevant to your decision to tender your Shares in the Offer. See Section 12—"Source and Amount of Funds."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

  •
  You will have at least until 12:00 midnight, New York City time, on Thursday, March 12, 2009, to decide whether to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the Expiration Date as so extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use the guaranteed delivery procedures described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase. See also Section 1—"Terms of the Offer."

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

  •
  Our ability to extend the Offer is subject to the terms of the Merger Agreement and applicable law.

  •
  If, on or prior to March 12, 2009, any of the conditions to the Offer have not been satisfied or waived, we have the ability, in our discretion, without the consent of PharmaNet, to extend the Offer for successive periods of up to twenty (20) business days each, the length of each such period to be determined by Parent in its sole discretion, in order to permit the satisfaction of the conditions.

  •
  If all the conditions to the Offer have been satisfied or waived on any scheduled Expiration Date, other than (i) the conditions with respect to the expiration or termination of any applicable waiting period under the HSR Act, or (ii) the Minimum Condition, we have agreed to extend the Offer for up to forty (40) business days in the aggregate, the length of such period to be determined by PharmaNet in its sole discretion; provided, that, in connection with this obligation, we are not required to extend the Offer more than twice, and we are not required to extend the Offer (i) beyond August 15, 2009, or (ii) at any time we and Parent have a right to terminate the Merger Agreement pursuant to its terms.

  •
  We have also agreed to extend the Offer for any period or periods required by applicable law or applicable rules, regulations, interpretations or positions of the U.S. Securities and Exchange Commission or its staff (the "SEC").

  •
  In addition, we may (but are not required to) elect to provide a "subsequent offering period" for the Offer in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), following our acceptance for payment of Shares in the Offer. A subsequent offering period, if we elect to provide one, will be between three (3) and twenty (20) business days in the aggregate. Although we reserve our right to provide a subsequent offering period, we do not currently intend to provide a subsequent offering period. During any subsequent offering period, if we provide one, you would be permitted to tender, but not withdraw, your Shares and receive $5.00 per Share, net to you in cash, without interest and less any applicable withholding taxes. See Sections 1 and 2—"Terms of the Offer" and "Acceptance for Payment and Payment for Shares."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

  •
  If Purchaser extends the Offer or decides to provide for a subsequent offering period, we will inform American Stock Transfer & Trust Company, the Depositary for this Offer, of that fact and will issue a press release giving the new Expiration Date no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1—"Terms of the Offer."

HOW DO I TENDER MY SHARES?

  •
  To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, the Depositary for the Offer, not later than the time the Offer expires. The Letter of Transmittal is enclosed with this Offer to Purchase. If your Shares are held in street name (i.e., through a broker, dealer or other nominee), your Shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company.

  •
  If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within three NASDAQ Global Select Market trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3—"Procedures for Tendering Shares."

  •
  In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in Section 3—"Procedure for Tendering Shares") and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See also Section 2—"Acceptance for Payment and Payment for Shares."

CAN HOLDERS OF VESTED STOCK OPTIONS OR RESTRICTED STOCK UNITS PARTICIPATE IN THE OFFER?

  •
  The Offer is only for Shares and not for any options to acquire Shares or for restricted stock units. If you hold vested but unexercised stock options or restricted stock units and you wish to participate in the Offer, you must exercise your stock options or settle your restricted stock units in accordance with the terms of the applicable equity incentive plan of PharmaNet, and tender the Shares received upon the exercise or settlement in accordance with the terms of the Offer. See Section 3—"Procedure for Tendering Shares."

  •
  However, when we accept Shares for payment in the Offer, each stock option and restricted stock unit will vest in full and the stock options will become exercisable for, and the restricted stock units will be settled for, Shares in accordance with the Merger Agreement and PharmaNet's equity compensation plans. Following the Offer, in accordance with the Merger Agreement, each outstanding, unexercised option will be cancelled in the Merger and, in exchange therefor, each former holder of any such cancelled option will receive a cash payment equal to the product of (i) the excess, if any, of the Merger Consideration (as defined in the Merger Agreement) over the exercise price per Share previously subject to such option and (ii) the total number of Shares for which such option is exercisable. Following the Offer, in accordance with the Merger Agreement, each outstanding, unexercised restricted stock unit will be cancelled in the Merger and, in exchange for each such canceled restricted stock unit award, the holder shall be entitled to a lump sum cash distribution payable by the surviving corporation in the Merger in an amount determined by multiplying the number of Shares subject to such canceled restricted stock unit award, whether vested or unvested, by the Merger Consideration. To the extent any restricted stock unit award is subject to a deferred payment schedule pursuant to the applicable distribution provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), so that the consideration cannot be paid to the holder without the holder's incurrence of a penalty tax and interest penalties under Code, then PharmaNet will deposit the consideration for each such holder into a grantor trust and that will accordingly serve as the funding source for PharmaNet to satisfy its obligations to pay each such holder the held-back consideration to which such holder is entitled, together with accrued interest thereon, as that consideration becomes payable in one or more installments in accordance with the deferred payment schedule applicable to that award. See Section 11—"Purpose of the Offer and Plans for PharmaNet; Summary of the Merger Agreement and Certain Other Agreements."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

  •
  You may withdraw previously tendered Shares any time prior to the Expiration Date. Shares validly tendered during the subsequent offering period, if any, may not be withdrawn. See Section 4—"Withdrawal Rights."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

  •
  To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary during the period in which you have a right to withdraw such tendered Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

  •
  If we accept for payment and pay for Shares in the Offer, we are required to merge Purchaser with and into PharmaNet, subject to the terms and conditions of the Merger Agreement, the requirements of applicable law and PharmaNet's certificate of incorporation and bylaws, and a vote of PharmaNet's stockholders, if a vote is required. PharmaNet will be the surviving corporation in the Merger and will become a wholly owned subsidiary of Parent. In the Merger, PharmaNet stockholders who did not tender their Shares in the Offer will receive $5.00 per Share in cash in exchange for their Shares in the Merger, without interest and less any applicable withholding taxes. If we acquire at least 90% of the issued and outstanding Shares in the Offer, including in any "subsequent offering period" or, after completion of the Offer, upon exercise of the Top-Up Option (defined below) or through other means, such as open market purchases, we expect to effect the Merger without convening a meeting of the PharmaNet stockholders. There are no appraisal rights available in connection with the Offer, but stockholders who have not sold their Shares in the Offer will have appraisal rights with respect to the Merger under the applicable provisions of the General Corporation Law of the State of Delaware ("DGCL"), if those rights are perfected. See also the Introduction to this Offer to Purchase.

IF A MAJORITY OF SHARES ARE TENDERED AND ARE ACCEPTED FOR PAYMENT, WILL PHARMANET CONTINUE AS A PUBLIC COMPANY?

  •
  If the Merger occurs, PharmaNet will no longer be publicly owned. Even prior to the Merger or if the Merger does not occur, if Purchaser purchases all Shares that have been tendered, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible for trading on the NASDAQ Global Select Market or any other securities market, there may not be a public trading market for the Shares, and PharmaNet may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. See Section 7—"Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations."

WHAT IS THE TOP-UP OPTION AND WHEN COULD IT BE EXERCISED?

  •
  Immediately following acceptance for payment of the Shares tendered into the Offer, PharmaNet has agreed, subject to certain limitations set forth in the Merger Agreement, to grant Purchaser an irrevocable option to purchase (the "Top-Up Option"), at a price per Share equal to the Offer Price, a number of newly issued Shares (the "Top-Up Shares") equal to the number of Shares that, when added to the number of Shares held of record by Parent and Purchaser at the time of exercise of the Top-Up Option, constitutes at least one Share more than 90% of the total Shares that would be outstanding immediately after the issuance of all Shares subject to the Top-Up Option; provided however, the Top-Up Option will not be exercisable for a number of Shares in excess of the number of authorized but unissued Shares under PharmaNet's certificate of incorporation as of immediately prior to the issuance of the Top-Up Shares (giving effect to the Shares reserved for issuance under PharmaNet's equity plans and the Convertible Notes (as defined below)). The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting Purchaser to effect a "short-form merger" pursuant to applicable Delaware law. We expect to exercise the Top-Up Option, subject to the limitations set forth in the Merger Agreement, if we acquire less than 90% of the issued and outstanding Shares in the Offer. See Section 11—"Purpose of the Offer and Plans for PharmaNet; Summary of the Merger Agreement and Certain Other Agreements" and Section 15—"Certain Legal Matters."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

  •
  If you decide not to tender your Shares in the Offer and the Merger occurs as described above, your Shares will be cancelled. Unless you exercise appraisal rights under Delaware law, you will receive in the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer.

  •
  If you decide not to tender your Shares in the Offer, and Purchaser purchases Shares that have been tendered, prior to the Merger or if the Merger does not occur, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible for trading on the NASDAQ Global Select Market or any other securities market, there may not be a public trading market for the Shares, and PharmaNet may cease making filings with the SEC or otherwise cease being required to comply with SEC rules relating to publicly held companies. If Purchaser purchases Shares in the Offer, we are obligated under the Merger Agreement to consummate the Merger, subject to the terms and conditions set forth in the Merger Agreement. Following acceptance of Shares for payment but prior to the Merger, or if the Merger does not occur as described above, Purchaser and its affiliates (including Parent and the Sponsors) reserve the right at any time, subject to applicable law, to purchase Shares in the open market, through privately negotiated sales or otherwise at any price we may determine, whether higher or lower than the price paid in the Offer. See Section 7—"Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations."

  •
  Following the Offer, it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. See Section 7—"Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations."

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?

  •
  If the conditions to the Offer as set forth in Section 13—"Conditions of the Offer" of this Offer to Purchase are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $5.00 in cash without interest and less any applicable withholding taxes, promptly following the Expiration Date. See Sections 1 and 2—"Terms of the Offer" and "Acceptance for Payment and Payment for Shares."

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER?

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  If you are a U.S. Holder (as defined in Section 5—"Material U.S. Federal Income Tax Consequences of the Offer and the Merger"), the receipt of the Offer Price or the Merger Consideration, as applicable, will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, or foreign income or other tax laws. Stockholders are urged to consult with their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger. For a more detailed explanation of the United States federal income tax considerations relevant to the Offer and the Merger, see Section 5—"Material U.S Federal Income Tax Consequences of the Offer and the Merger."

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

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  No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, PharmaNet's stockholders whose Shares have not been purchased by Purchaser pursuant to the Offer, and who have not voted in favor of the Merger will have certain rights under Section 262 of the DGCL, to demand appraisal of, and to receive payment in cash of the fair value of, their Shares. PharmaNet's stockholders that perfect these rights by complying with the procedures set forth in Section 262 of the DGCL will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation (as defined in the Introduction). Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the price paid by Purchaser pursuant to the Offer. If any stockholder of PharmaNet who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his or her right to appraisal, as provided in the DGCL, each of the Shares of such holder will be converted into the right to receive an amount equal to the Offer Price.

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  The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by PharmaNet's stockholders desiring to exercise any available appraisal rights, and is qualified in its entirety by the full text of Section 262 of the DGCL, which is filed as Exhibit (a)(5) to the Schedule TO. See Section 15—"Certain Legal Matters."

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

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  You may call Innisfree M&A Incorporated, the Information Agent, toll-free at (888) 750-5834 or Jefferies & Company, Inc., the Dealer Manager, toll-free at (888) 323-3302. Banks and brokers may call the Information Agent collect at (212) 750-5833 and may call the Dealer Manager at the same number above. See the back cover of this Offer to Purchase.

To All Holders of PharmaNet Development Group, Inc. Common Stock:

INTRODUCTION

        PDGI Acquisition Corp., a Delaware corporation ("Purchaser"), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the "Common Stock"), of PharmaNet Development Group, Inc., a Delaware corporation ("PharmaNet"), including the associated rights to purchase Series A Junior Participating Preferred Stock, par value $0.10 per share (the "Preferred Stock Purchase Rights," and collectively with the Common Stock, the "Shares") at a price of $5.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this "Offer to Purchase") and in the related Letter of Transmittal (together with any amendments or supplements thereto, the "Letter of Transmittal" and, together with this Offer to Purchase, the "Offer"). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of February 3, 2009 (together with any amendments or supplements thereto, the "Merger Agreement"), among JLL PharmaNet Holdings, LLC, a Delaware limited liability company and our sole stockholder ("Parent"), Purchaser and PharmaNet, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, we will be merged with and into PharmaNet, and PharmaNet will be the surviving corporation (such corporation, the "Surviving Corporation" and such merger, the "Merger") and a wholly owned subsidiary of Parent. Capitalized terms used, but not defined, herein shall have the respective meanings given to them in the Merger Agreement.

        The Offer will expire at 12:00 midnight, New York City time, on Thursday, March 12, 2009, unless the Offer is extended or earlier terminated. See Sections 1, 13 and 15—"Terms of the Offer," "Conditions of the Offer" and "Certain Legal Matters."

        The PharmaNet board of directors has unanimously, by vote of the directors present, (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interest of PharmaNet and its stockholders, (ii) adopted the Merger Agreement and approved the transactions contemplated thereby, (iii) resolved to recommend acceptance of the Offer and, if required, adoption of the Merger Agreement and approval of the Merger by the stockholders, and (iv) taken all other actions necessary to exempt the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby from any "fair price," "moratorium," "control share acquisition," "interested stockholder," "business combination" or other similar statute or regulation.

        There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of Shares which, together with the number of Shares (if any) then owned of record by Parent or Purchaser or with respect to which Parent or Purchaser otherwise has, directly or indirectly, sole voting power, represents at least a majority of the Shares outstanding (determined on a fully diluted basis) at the Expiration Date (the "Minimum Condition"). The Offer is also subject to the satisfaction of certain other conditions, including, among other conditions (i) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Condition"), (ii) since February 3, 2009, no fact, circumstance, event, change, effect or occurrence having occurred which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on PharmaNet. See Section 13—"Conditions of the Offer" and (iii) satisfaction of certain other conditions as set forth in this Offer to Purchase in Section 13—"Conditions of the Offer." Subject to the terms of the Merger Agreement and to the extent permitted by applicable law, we expressly reserve the right to waive any condition, in whole or in part, and to increase the Offer Price or make any other changes to the terms and conditions of the Offer. However, pursuant to the Merger Agreement, we have agreed that we will not, without the prior written consent of PharmaNet: (i) decrease the Offer Price; (ii) change the form of consideration payable in the Offer; (iii) reduce the maximum number of Shares to be purchased in the Offer; (iv) amend or waive the

Minimum Condition; (v) amend any of the conditions and requirements to the Offer described in Section 13—"Conditions of the Offer" in a manner adverse to holders of Shares; or (vi) extend the Expiration Date other than in accordance with the Merger Agreement. The term "on a fully diluted basis" means, as of any date, (i) the number of Shares outstanding, plus (ii) the number of Shares PharmaNet is then required to issue pursuant to options, rights or other obligations outstanding at such date under any employee stock option or other benefit plans or otherwise (assuming all options and other rights to acquire or obligations to issue such Shares are fully vested and exercisable and all Shares issuable at any time have been issued), including pursuant to the PharmaNet stock option plans; provided that, Shares issuable with respect to the Preferred Stock Purchase Rights shall be excluded from such number; and provided further that Shares issuable upon exercise, exchange or conversion of options, rights or other obligations as to which the applicable exercise, exchange or conversion price exceeds the then current market price of the Shares and the Offer Price pursuant to the Merger Agreement shall be excluded from such number.

        As of February 10, 2009, 19,796,731 Shares were issued and outstanding according to PharmaNet's Schedule 14D-9 (as defined below). In addition, PharmaNet has represented in the Merger Agreement that, as of February 2, 2009, (i) 679,206 Shares were reserved for issuance under PharmaNet's equity incentive plans with respect to outstanding options or restricted stock units and (ii) 3,100,000 Shares were reserved for issuance upon the conversion of PharmaNet's 2.25% Convertible Senior Notes due 2024 (the "Convertible Notes"). If the Minimum Condition is satisfied and Purchaser accepts for payment and pays for the Shares tendered in the Offer, Purchaser will be able to designate directors constituting a majority of PharmaNet's board of directors. See Section 11—"Purpose of the Offer and Plans for PharmaNet; Summary of the Merger Agreement and Certain Other Agreements."

        For factors considered by the PharmaNet's board of directors, see PharmaNet's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission ("SEC") in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

        The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held in the treasury of PharmaNet and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of PharmaNet immediately prior to the Effective Time which will be canceled without any conversion thereof and no payment or distribution will be made with respect thereto and other than any Shares held by a stockholder who (a) has not voted in favor of the adoption of the Merger Agreement or the Merger or otherwise consented thereto, (b) has submitted a timely demand for appraisal, (c) continues to hold his or her Shares through the Effective Time, (d) otherwise complies with the applicable statutory procedures to be entitled to demand appraisal rights under Delaware law and (e) has properly demanded appraisal rights with respect to the Merger and has not otherwise withdrawn or lost his or her rights to demand appraisal rights under Section 262 of the DGCL) will be canceled and will be converted automatically into the right to receive consideration equal to the Offer Price (the "Merger Consideration") payable, without interest and less any applicable withholding taxes, to the holder of such Share, upon surrender of the certificate that formerly evidenced such Share or, with respect to uncertificated Shares, upon the receipt by the Depositary of an Agent's Message (as defined in Section 3—"Procedures for Tendering Shares" below) relating to such Shares. The Merger Agreement is more fully described in Section 11—"Purpose of the Offer and Plans for PharmaNet; Summary of the Merger Agreement and Certain Other Agreements." Section 5—"Material U.S. Federal Income Tax Consequences of the Offer and the Merger" below describes certain material U.S. federal income tax consequences of the sale or exchange of Shares in the Offer and the Merger.

        Consummation of the Merger is conditioned upon, among other things, the approval of the Merger substantially as set forth in the Merger Agreement by the requisite vote of stockholders of

PharmaNet, unless the Merger is consummated as a short-form merger in accordance with Section 253 of the General Corporation Law of the State of Delaware (the "DGCL") as described below. Under the DGCL, the affirmative vote of the holders of a majority of the issued and outstanding Shares (a "Majority Vote") is the only vote of any class or series of PharmaNet's' stock that would be necessary to approve the Merger at any required meeting of PharmaNet's stockholders. If, following the purchase of Shares by us pursuant to the Offer, during any subsequent offering period, or otherwise, we own outstanding Shares representing a Majority Vote, we will be able to effect the Merger without the affirmative vote of any other stockholder.

        Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the stockholders of such other corporation (a "short-form merger"). Upon the terms and subject to the conditions of the Merger Agreement, in the event that Purchaser acquires at least 90% of the then outstanding Shares pursuant to the Offer, the parties have agreed to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as promptly as practicable after such acquisition, without a meeting of the stockholders of PharmaNet. See Section 15—"Certain Legal Matters."

        Under the Merger Agreement, if we do not acquire sufficient Shares in the Offer to complete the Merger under the short-form merger provisions of the DGCL, we have the option, subject to certain limitations set forth in the Merger Agreement, to purchase from PharmaNet additional Shares (the "Top-Up Shares") at a price per Share equal to the Offer Price sufficient to cause us to own at least one Share more than 90% of the Shares then outstanding, taking into account those Shares issued upon the exercise of the option. We refer to this option as the "Top-Up Option." The Top-Up Option, however, will not be exercisable for a number of Shares in excess of the number of authorized but unissued Shares under PharmaNet's certificate of incorporation as of immediately prior to the issuance of the Top-Up Shares (giving effect to the Shares reserved under PharmaNet's equity plans and the Convertible Notes. To exercise the Top-Up Option, Purchaser must give notice of its election to exercise the Top-Up Option prior to the fifth business day after the later of the Expiration Date and the expiration of any Subsequent Offering Period (as defined below)). The exercise price for the Top-Up Option is to be paid either entirely in cash or, at Purchaser's election, by (x) paying in cash an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to PharmaNet a promissory note equal to the balance of the aggregate purchase price pursuant to the Top-Up Option, which promissory note will bear interest at 3% per annum and will be due and payable within one year. We expect to exercise the Top-Up Option, subject to the limitations set forth in the Merger Agreement, if we acquire less than 90% of the issued and outstanding Shares in the Offer. We could also acquire additional Shares after completion of the Offer through other means, such as open market purchases, through privately negotiated sales or otherwise at any price we may determine, whether higher or lower than the Offer Price. In any event, if Parent and Purchaser acquire, in the aggregate, at least 90% of the issued and outstanding Shares entitled to vote on the adoption of the Merger Agreement, we will effect the Merger under the short-form merger provisions of the DGCL.

        Stockholders who have not tendered their Shares and continue to own their Shares at the time of the Merger and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. See Section 15—"Certain Legal Matters."

        The Offer is made only for Shares and is not made for any options to acquire Shares ("Options") or restricted stock units (each, an "RSU Award"). Holders of vested but unexercised Options may exercise such Options in accordance with the terms of the applicable equity compensation plan of PharmaNet and tender some or all of the Shares issued upon such exercise. Holders of RSU Awards may tender some or all of the Shares received upon vesting and settlement of restricted stock units in accordance with the terms of the applicable equity compensation plan of PharmaNet. The tax consequences to holders of Options or RSU Awards of exercising those securities are not described under Section 5—"Material U.S. Federal Income Tax Consequences of the Offer and the Merger." Holders of Options or RSU Awards should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Options or the settlement of their RSU Awards.

        If your Shares are registered in your name and you tender directly to the Depositary (as defined below) you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by us. If you hold your Shares through a broker or bank you should check with your broker or bank as to whether they charge any service fees. However, if you do not complete and sign the IRS Form W-9 that is provided with the Letter of Transmittal, or an IRS Form W-8BEN or other IRS Form W-8, as applicable, you may be subject to a required backup federal income tax withholding of 28% of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See Section 5—"Material U.S. Federal Income Tax Consequences of the Offer and the Merger." We will pay all charges and expenses of American Stock Transfer & Trust Company, the depositary for the Offer (the "Depositary"), Jefferies & Company, Inc., our financial advisor and the dealer manager for the Offer ("Jefferies" or the "Dealer Manager"), and Innisfree M&A Incorporated, the information agent for the Offer (the "Information Agent").

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND BOTH DOCUMENTS SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

 THE TENDER OFFER

1.     Terms of the Offer

        Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, purchase and pay $5.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, for all Shares validly tendered, and not properly withdrawn, prior to the Expiration Date in accordance with the procedures set forth in Section 4—"Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, March 12, 2009, unless we, in accordance with the Merger Agreement and applicable law, have extended the initial offering period of the Offer, in which case the term "Expiration Date" will mean the latest time and date at which the offering period of the Offer, as so extended by us, will expire.

        The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 13—"Conditions of the Offer." We may terminate the Offer without purchasing any Shares if certain events described in Section 11—"Purpose of the Offer and Plans for PharmaNet; Summary of the Merger Agreement and Certain Other Agreements" occur.

        Subject to the terms of the Merger Agreement and to the extent permitted by applicable law, we expressly reserve the right to waive any condition, in whole or in part, and to increase the Offer Price or make any other changes to the terms and conditions of the Offer. However, pursuant to the Merger Agreement, we have agreed that we will not, without the prior written consent of PharmaNet:

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  decrease the Offer Price;

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  change the form of consideration payable in the Offer;

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  reduce the maximum number of Shares to be purchased in the Offer;

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  amend or waive the Minimum Condition;

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  amend any of the conditions and requirements to the Offer described in Section 13—"Conditions of the Offer" in a manner adverse to holders of Shares; or

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  extend the Expiration Date other than in accordance with the Merger Agreement.

        If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

        The Offer must remain open for twenty (20) business days following (and including the day of) the commencement of the Offer. Pursuant to the Merger Agreement, Purchaser will not terminate or withdraw the Offer or extend the Expiration Date of the Offer unless at the Expiration Date the conditions to the Offer shall not have been satisfied or earlier waived or, in the case of termination, such termination is in connection with the termination of the Merger Agreement in accordance with its terms. Subject to the terms of the Merger Agreement and applicable law, Purchaser may extend the Offer by giving oral or written notice of the extension to the Depositary and publicly announcing such extension by issuing a press release via PR Newswire (or such other media outlet or outlets it deems prudent) and making any appropriate filing with the SEC no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date or date of termination of any subsequent offering period. Pursuant to the Merger Agreement and subject to the rights of Purchaser to terminate the Merger Agreement and the Offer, if on or prior to any scheduled Expiration Date all of the conditions to the Offer have not been satisfied or waived, Purchaser may, in its sole discretion, without the consent of PharmaNet, extend the Offer for successive periods of up to twenty (20) business days each, the length of each such period to be determined by Parent in its sole discretion. In addition, Purchaser is required by the Merger Agreement to extend the Offer:

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  to the extent required by applicable law or applicable rules, regulations, interpretations or positions of the SEC; and

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  for up to forty (40) Business Days in the aggregate, the length of such period to be determined by PharmaNet in its sole discretion, if all the conditions to the Offer have been satisfied or waived on any scheduled Expiration Date, other than (i) the conditions with respect to the expiration or termination of any applicable waiting period under the HSR Act, or (ii) the Minimum Condition; provided that, in connection with this obligation, we are not required to extend the Offer more than twice, and we are not required to extend the Offer (i) beyond August 15, 2009, or (ii) at any time we and Parent have a right to terminate the Merger Agreement pursuant to its terms.

        There can be no assurance that we will be permitted or required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to terms of the Offer, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—"Withdrawal Rights." Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for the Shares.

        If, at the Expiration Date, all of the conditions to the Offer have been satisfied or waived, we will accept for payment and promptly pay for Shares tendered and not properly withdrawn in the Offer. After acceptance for payment of Shares in the Offer, if Parent and Purchaser do not hold, in the aggregate, at least 90% of the issued and outstanding Shares to permit Purchaser to complete the Merger under the short-form merger provisions of the DGCL, then Purchaser is permitted (but is not required) to provide one or more subsequent offering periods to acquire additional outstanding Shares of at least three (3) but no more than twenty (20) business days (a "Subsequent Offering Period") in accordance with Rule 14d-11 under the Exchange Act.

        We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to delay acceptance of Shares and to delay payment for Shares pending satisfaction of the HSR Condition. See Sections 13 and 15—"Conditions of the Offer" and "Certain Legal Matters." Our reservation of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), which requires that we pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer. During any such period, such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights."

        Any extension, waiver or amendment of the Offer, or delay in acceptance for payment or payment, or termination of the Offer will be followed as promptly as practicable by public announcement consistent with the requirements of the SEC, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with public announcement requirements of Rules 14d-4(d), 14d-6(c) and 14e-1(d) under the Exchange Act. Without limiting the obligation of Purchaser under such rules or the manner in which Purchaser may choose to make any public announcement, we currently intend to make announcements by issuing a press release via PR Newswire (or such other national media outlet or outlets it deems prudent) and making any appropriate filing with the SEC.

        If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act or otherwise. The minimum period during which the Offer must remain open following a material change in the terms of the Offer or information concerning the Offer, other than a change in the consideration offered or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information. With respect to a change in the consideration offered, or subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a tender offer generally must remain open for a minimum of ten (10) business days from the date of such change to allow for adequate disclosure to stockholders.

        A Subsequent Offering Period would be an additional period of time following the Expiration Date during which stockholders could tender Shares not tendered in the Offer and receive the Offer Price. During a Subsequent Offering Period, if any, we will immediately accept for payment and pay for Shares as they are tendered, and tendering stockholders will not have withdrawal rights. Additionally, during a Subsequent Offering Period, if any, for Shares to be validly tendered, the Depositary must receive the required documents and certificates as set forth in the related Letter of Transmittal. Shareholders will not be permitted to tender Shares by means of guaranteed delivery procedure during a Subsequent Offering Period. We cannot provide a Subsequent Offering Period unless we announce the results of the Offer no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begin a Subsequent Offering Period. Although we reserve our right to provide a Subsequent Offering Period, we do not currently intend to do so.

        PharmaNet has agreed to provide us with PharmaNet's stockholder lists and security position listings for the purpose of disseminating this Offer to Purchase (and related documents) to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by or on behalf of Purchaser to record holders of Shares whose names appear on PharmaNet's stockholder list and will be furnished by or on behalf of Purchaser to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), and provided that, the Offer has not been terminated as described in Section 1—"Terms of the Offer," promptly after the Expiration Date, we will accept for payment, purchase and pay for all Shares validly tendered, and not properly withdrawn in accordance with the procedure set forth in Section 4—"Withdrawal Rights," prior to the Expiration Date. If we provide a Subsequent Offering Period, we will immediately accept and pay for Shares as they are tendered during the Subsequent Offering Period. In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, Shares, pending satisfaction of the HSR Condition. For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 15—"Certain Legal Matters."

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3—"Procedures for Tendering Shares" below) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal or any other customary documents required by Depositary. See Section 3—"Procedures for Tendering Shares."

        For purposes of the Offer, we will be deemed to have accepted for payment and thereby purchased Shares validly tendered, and not properly withdrawn, prior to the Expiration Date if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payments of amounts owed to them by reason of acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

        If we are delayed in our acceptance for payment or payment for Shares, or are unable to accept for payment or pay for Shares in the Offer, then, without prejudice to our rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on behalf of us, retain tendered Shares, and the Shares may not be withdrawn except to the extent tendering stockholder are entitled to do so as described in Section 4—"Withdrawal Rights." In the case of tendered shares delivered by book-entry transfer into the Depositary's account at the book-entry transfer facility in accordance with the procedures described in Section 3—"Procedures for Tendering Shares," those shares will be credited to the account at the book-entry transfer facility from which that transfer had been previously made.

        Parent and Purchaser reserve the right to assign, in their sole discretion, any or all of their rights under the Merger Agreement to any of their affiliates, including the right of Purchaser to purchase Shares tendered in the Offer, but any assignment will not relieve the assigning party of its obligations under the Merger Agreement.

3.     Procedures for Tendering Shares

        Valid Tender of Shares.    Except as set forth below, to validly tender Shares pursuant to the Offer:

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  a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date (unless the tender is made during a Subsequent Offering Period, if one is provided, in which case the Shares, the Letter of Transmittal and other documents must be received before the expiration of the Subsequent Offering Period); or

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  the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

        By tendering Shares in accordance with these procedures, a tendering stockholder will also tender the Preferred Stock Purchase Rights associated with the Shares without any further action on the part of the tendering stockholder. If the Preferred Stock Purchase Rights were distributed to PharmaNet's stockholders as a result of a triggering event, a tender of Shares would need to be accompanied by a simultaneous tender of the Preferred Stock Purchase Rights. PharmaNet had advised us that it has taken the action necessary to ensure that the Offer and the Merger do not constitute a triggering event.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. If you are delivering your Shares by book-entry transfer to an account maintained by the Depositary at DTC, you must use an Agent's Message in lieu of the Letter of Transmittal. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date (except with respect to a Subsequent Offering Period, if one is provided, in which case the Shares, the Letter of Transmittal and other documents must be received before the expiration of the Subsequent Offering Period), or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

        The term "Agent's Message" means a message, transmitted through electronic means by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. The term "Agent's Message" also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office. For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that the required documents and certificates must be received before the expiration of the Subsequent Offering Period and no guaranteed delivery procedure will be available during a Subsequent Offering Period.

        Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

        Signature Guarantees and Stock Powers.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

        If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of certificates.

        Guaranteed Delivery.    A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer prior to the Expiration Date, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by satisfying all of the requirements set forth below:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

  •
  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NASDAQ Global Select Market is open for business.

        The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail (or if sent by DTC, a message transmitted through electronic means in accordance with the usual procedures of the DTC and the Depositary; provided, however, that if the notice is sent by a DTC through electronic means, it must state that the DTC has received an express acknowledgment from the participant on whose behalf the notice is given that the participant has received and agrees to become bound by the form of the notice) to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. Stockholders will not be permitted to tender Shares by means of a guaranteed delivery during a Subsequent Offering Period.

        THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Other Requirements.    Notwithstanding any provision of the Merger Agreement, we will pay for Shares validly tendered pursuant to the Offer, and not properly withdrawn, prior to the Expiration Date only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will we pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment.

        Appointment as Proxy.    By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints our designees as such stockholder's proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of PharmaNet, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of PharmaNet stockholders.

        Options and Restricted Stock Units.    The Offer is made only for Shares and is not made for any Option or RSU Award. Holders of vested but unexercised Options may participate in the Offer only if they first exercise their Options in accordance with the terms of the applicable option plan and tender Shares, if any, issued upon such exercise. Holders of RSU Awards may participate in the Offer only if they tender Shares received upon vesting and settlement of restricted stock units, if any, in accordance with the terms of the applicable equity compensation plan of PharmaNet. Any such exercise or settlement should be completed sufficiently in advance of the Expiration Date to assure the holder of such Options or RSU Awards that the holder will have sufficient time to comply with the procedures for tendering Shares described in this Section.

        However, when Purchaser accepts Shares for payment in the Offer, each Option whether or not then vested or exercisable, that is outstanding immediately prior to the Acceptance Time (as defined in the Merger Agreement) shall, as of the Acceptance Time, become fully vested and be converted into the right to receive a payment in cash, payable in U.S. dollars and without interest, equal to the product of (i) the excess, if any, of (x) the Merger Consideration (as defined in the Merger Agreement) over (y) the exercise price per Share subject to such Option, multiplied by (ii) the number of Shares for which such Option shall not theretofore have been exercised. Following the Offer, in accordance with the Merger Agreement, each outstanding, unexercised RSU Award will be cancelled in the Merger and, in exchange for each such canceled RSU Award, the holder shall be entitled to a lump sum cash distribution payable by the Surviving Corporation in an amount determined by multiplying the number of Shares subject to such canceled RSU Award, whether vested or unvested, by the Merger Consideration. To the extent any restricted stock unit award is subject to a deferred payment schedule pursuant to the applicable distribution provisions of Section 409A of the Code so that the consideration cannot be paid to the holder without the holder's incurrence of a penalty tax and interest penalties under Code, then PharmaNet will deposit the consideration for each such holder into a grantor trust and that will accordingly serve as the funding source for PharmaNet to satisfy its obligations to pay each such holder the held-back consideration to which such holder is entitled, together with accrued interest thereon, as that consideration becomes payable in one or more installments in accordance with the deferred payment schedule applicable to that award.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal, Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any certificate of Shares, will be determined by us in our sole and absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager, PharmaNet or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

        Backup Withholding.    To avoid backup withholding of U.S. federal income tax on payments made in the Offer, each tendering U.S. Holder should complete and return the Form W-9 included in the Letter of Transmittal. Tendering non-U.S. Holders should complete and submit IRS Form W-8BEN (or other applicable IRS Form W-8), which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms "U.S. Holder" and "non-U.S. Holder" and a more detailed discussion of backup withholding, see Section 5—"Material U.S. Federal Income Tax Consequences of the Offer and the Merger."

        Tender Constitutes Binding Agreement.    Purchaser's acceptance for payment of Shares validly tendered according to any of the procedures described above and in the Instructions to the Letter of

Transmittal will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).

4.     Withdrawal Rights

        Except as otherwise provided in this Section 4, or as provided by applicable law, tenders of Shares pursuant to the Offer are irrevocable. A stockholder may withdraw Shares tendered pursuant to the Offer according to the procedures set forth below at any time prior to the Expiration Date. In addition, pursuant to Section 14(d)(5) of the Exchange Act, the Shares may be withdrawn at any time after April 12, 2009, which is the sixtieth (60th) day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.

        For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager, PharmaNet or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3—"Procedures for Tendering Shares" at any time prior to the Expiration Date.

        If we extend the Offer, we delay our acceptance for payment of Shares, or we are unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to our rights under the Offer, the Depositary may nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4 prior to the Expiration Date.

        In the event we provide a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

        The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5.     Material U.S. Federal Income Tax Consequences of the Offer and the Merger

        The following is a summary of the material United States federal income tax consequences of the Offer and the Merger to U.S. Holders (as defined below) of Shares sold in the Offer or converted into cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service (the "IRS") with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

        This summary is limited to U.S. Holders who hold Shares as capital assets. In addition, this summary does not address tax considerations which may be applicable to a U.S. Holder's particular circumstances or to U.S. Holders that may be subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and tax-exempt organizations) or to U.S. Holders who acquired Shares in connection with stock option, stock purchase or restricted stock plans or in other compensatory transactions, or as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below. In addition, this summary does not address any United States federal estate or gift tax consequences, nor any state, local or foreign tax consequences, of the Offer and the Merger.

        BECAUSE YOUR INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

        For purposes of this summary, a "U.S. Holder" is a PharmaNet stockholder that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation or an entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, or any state or political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has validly elected to be treated as a U.S. person for United States federal income tax purposes.

        If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships that hold Shares and partners in such partnerships are urged to consult their tax advisors regarding the specific United States federal income tax consequences to them of the Offer and the Merger.

Effect of the Offer and Merger

        The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Shares in the Offer or the Merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and such U.S. Holder's adjusted tax basis in the Shares surrendered. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. For noncorporate taxpayers, long-term capital gains are generally taxable at a reduced rate. The deductibility of capital losses is subject to certain limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer of the Merger.

        Information Reporting and Backup Withholding.    Payments made to U.S. Holders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return the Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder's United States federal income tax liability provided the required information is timely furnished to the IRS.

6.     Price Range of Shares; Dividends

        PharmaNet's Common Stock trades on the NASDAQ Global Select Market under the symbol "PDGI." The following table sets forth the range of high and low sales prices for each quarterly period for the fiscal years ended December 31, 2008, 2007 and 2006.

	High	Low
2008
First Quarter	$43.05	$25.00
Second Quarter	$25.96	$13.45
Third Quarter	$27.30	$6.85
Fourth Quarter	$7.54	$0.65
2007
First Quarter	$26.31	$19.17
Second Quarter	$33.32	$26.06
Third Quarter	$32.66	$26.00
Fourth Quarter	$42.39	$30.33
2006
First Quarter	$26.79	$17.22
Second Quarter	$24.88	$13.85
Third Quarter	$19.93	$14.22
Fourth Quarter	$23.21	$17.76

        On February 2, 2009, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing sales price per Share on the NASDAQ Global Select Market during normal trading hours was $1.34 per Share. On February 11, 2009, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NASDAQ Global Select Market during normal trading hours was $4.88 per Share. PharmaNet has not paid cash dividends on its Common Stock. In PharmaNet's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, PharmaNet has indicated that it planned to continue to retain its earnings for use in its business and it did not anticipate paying dividends on Shares in the foreseeable future.

        Additionally, under the terms of the Merger Agreement, PharmaNet is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent. See Section 14—"Dividends and Distributions." Stockholders are urged to obtain a current market quotation for the Shares.

7.
Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations

        Effect of Merger.    Following the completion of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into PharmaNet, and PharmaNet will be the Surviving Corporation. The certificate of incorporation and the bylaws of Purchaser will be the certificate of incorporation and the bylaws of the Surviving Corporation until changed or amended. Purchaser's directors immediately prior to the Effective Time will be the initial directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly designated, and the officers of PharmaNet immediately prior to the Effective Time will be the initial officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly designated.

        Possible Effects of the Offer on the Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

        NASDAQ Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NASDAQ Global Select Market. According to the published guidelines of The NASDAQ Stock Market, LLC ("NASDAQ"), NASDAQ would consider disqualifying the Shares for listing on the NASDAQ Global Select Market (though not necessarily for listing on The NASDAQ Capital Market) if, among other possible grounds:

  •
  the number of publicly held Shares falls below 750,000, the total number of holders of record and holders of beneficial interests, taken together, in Shares falls below 400, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million, there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, PharmaNet has stockholders' equity of less than $10 million, or the bid price for the Shares over a 30 consecutive business day period is less than $1; or

  •
  the number of publicly-held Shares (excluding Shares held by officers, directors, and other concentrated holdings of 10% or more, such as held by Parent upon completion of the Offer) falls below 1.1 million, the total number of holders of record and holders of beneficial interests, taken together, in Shares falls below 400, the market value of such publicly-held Shares is less than $15 million, there are fewer than four market makers for the Shares, and the market value of the Shares is less than $50 million or the total assets and total revenue are not at least $50 million. Shares held by officers or directors of PharmaNet, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose.

        Furthermore, NASDAQ would consider delisting the Shares from NASDAQ altogether if, among other possible grounds, (a) the number of publicly held Shares falls below 500,000, (b) the total number of beneficial holders of round lots of Shares falls below 300, (c) the market value of publicly held Shares over a thirty (30) consecutive business day period is less than $1 million, (d) there are fewer than two active and registered market makers in the Shares over a ten (10) consecutive business day period, (e) the bid price for the Shares over a thirty (30) consecutive business day period is less than $1, or (f) (i) PharmaNet has stockholders' equity of less than $2.5 million, (ii) the market value of PharmaNet's listed securities is less than $35 million over a ten (10) consecutive business day period, and (iii) PharmaNet's net income from continuing operations is less than $500,000 for the most recently completed year and two of the last three most recently completed years. Shares held by officers or directors of PharmaNet, or by any beneficial owner of more than ten percent (10%) of the Shares, will not be considered as being publicly held for this purpose. PharmaNet has disclosed in its Schedule 14D-9 that, as of February 10, 2009, there were approximately 19,796,731 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for the NASDAQ Global Select Market or are delisted from NASDAQ altogether, the market for Shares will be adversely affected.

        Given the current extraordinary market conditions, NASDAQ has determined to suspend the bid price and market value of publicly held shares requirements through at least Friday, April 17, 2009. In that regard, on December 19, 2008, NASDAQ filed an immediately effective rule change with the SEC, extending the period that companies will not be cited for any new concerns related to bid price or market value of publicly held shares deficiencies. NASDAQ currently anticipates that these rules will be reinstated on Monday, April 20, 2009.

        If NASDAQ were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

        Exchange Act Registration.    The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by PharmaNet upon application to the SEC if the outstanding Shares are not listed on a "national securities exchange" and if there are fewer than 300 holders of record of Shares.

        We intend to seek to cause PharmaNet to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by PharmaNet to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to PharmaNet. Furthermore, the ability of "affiliates" of PharmaNet and persons holding "restricted securities" of PharmaNet to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities" or eligible for stock exchange listing.

        If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral for the purpose of buying, carrying or trading in securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers. In addition, if registration of the Shares under the Exchange Act is terminated, the Shares would no longer constitute "margin securities."

8.     Certain Information Concerning PharmaNet

        The following description of PharmaNet and its business has been taken from PharmaNet's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and is qualified in its entirety by reference to such report.

        PharmaNet is a leading global drug development services company providing clinical development services, including consulting, Phase I and bioequivalency clinical studies, and Phase II, III and IV clinical development programs to pharmaceutical, biotechnology, generic drug and medical device companies around the world. It operates its business in two business segments. PharmaNet's early stage segment consists primarily of Phase I and bioequivalency clinical trial services and bioanalytical laboratory services, including early clinical pharmacology. Their late stage segment consists primarily of Phase II through Phase IV clinical trial services and a comprehensive array of related services, including data management and biostatistics, medical and scientific affairs, regulatory affairs and submissions, clinical information technology services and consulting services. Effective January 1, 2007, PharmaNet began reporting the business operations of Specialized Pharmaceutical Services, formerly CPS, in the late stage segment.

        PharmaNet is a Delaware corporation with its principal executive offices at 504 Carnegie Center, Princeton, New Jersey 08540. The telephone number of PharmaNet at such office is (609) 951-6800.

  Certain Projections.

        In connection with JLL's due diligence, PharmaNet provided certain projected and budgeted financial information concerning PharmaNet to JLL. PharmaNet's internal financial forecasts (upon which the projections provided to JLL were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects, and, thus, susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

        The projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with U.S. generally accepted accounting principles ("GAAP"), and PharmaNet's independent auditors have not examined, compiled or performed any procedures with respect to the projections presented in this Offer to Purchase, nor have they expressed any opinion or any other form of assurance of such information or the likelihood that PharmaNet may achieve the results contained in the projections, and accordingly assume no responsibility for them.

        The projections reflect numerous variables and assumptions that are inherently uncertain and may be beyond the control of PharmaNet, including but not limited to meeting certain sales performance criteria and implementing certain cost saving initiatives. PharmaNet adopted the projections as its most realistic estimate of PharmaNet's future financial performance. Important factors that may affect actual results and result in projected results not being achieved include, but are not limited to, fluctuations in demand for PharmaNet's services; change in customer budgets; client contract cancellations and postponements of client clinical trials; failure of PharmaNet to retain, recruit and hire key management, sales and technical personnel; inability to achieve cost saving initiatives; the failure to adequately enable the sales force to achieve certain sales performance objectives; the impact of the current economic environment; the impact of PharmaNet's indebtedness on its financial condition or results of operations and the terms of PharmaNet's outstanding indebtedness limiting its activities; the impact of the investigation by the SEC; PharmaNet's limited insurance coverage in connection with the settled securities class action lawsuit subject to appeal; limited additional coverage for the recently settled derivative actions and associated future legal fees; the potential liability related to the recently filed securities class action lawsuit; the impact of ongoing tax audits; PharmaNet's ability to generate new client contracts and maintain its existing clients' contracts; PharmaNet's evaluation of its backlog and the potential cancellation of contracts; the possibility PharmaNet under-prices its contracts or overrun cost estimates and the effect on PharmaNet's financial results by failure to receive approval for change orders and by delays in documenting change orders; PharmaNet's ability to implement its business strategy; international economic; political and other risks that could negatively affect PharmaNet's results of operations or financial position; changes in outsourcing trends and regulatory requirements affecting the branded pharmaceutical; biotechnology; generic drug and medical device industries; the reduction of expenditures by branded pharmaceutical; biotechnology; generic drug or medical device companies; actions or inspections by regulatory authorities and the impact on PharmaNet's clients' decisions to not award future contracts to it or to cancel existing contracts; the impact of healthcare reform; the fact that one or a limited number of clients may account for a large percentage of PharmaNet's revenues; the incurrence of significant taxes to repatriate funds; the fluctuation of PharmaNet's operating results from period to period; PharmaNet's assessment of its goodwill valuation; the impact of foreign currency fluctuations; tax law changes in Canada or in other foreign jurisdictions; investigations by governmental authorities regarding PharmaNet's inter-company transfer pricing policies or changes to their laws in a manner that could increase PharmaNet's effective tax rate or otherwise harm PharmaNet's business; PharmaNet's lack of the resources needed to compete effectively with larger competitors; PharmaNet's ability to continue to develop new assay methods for its analytical applications; or if PharmaNet's current assay methods are incorrect, PharmaNet's ability to compete with other entities offering bioanalytical laboratory services; PharmaNet's potential liability when conducting clinical trials; PharmaNet's handling and disposal of medical wastes; failure to comply with applicable governmental regulations; the continued effectiveness and availability of PharmaNet's information technology infrastructure; losses related to PharmaNet's self-insurance of its employees' healthcare costs in the United States; PharmaNet's ability to attract suitable investigators and volunteers for its clinical trials; the material weaknesses relating to our internal controls, and risks and uncertainties associated with discontinued operations and other risks described in PharmaNet's Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2007, and subsequent SEC reports. The projections also may be affected by PharmaNet's ability to achieve strategic goals, objectives and targets over the applicable period. The assumptions upon which the projections were based necessarily involve judgments with respect to, among other things, future economic and competitive conditions which are difficult to predict and many of which are beyond PharmaNet's control. Moreover, the assumptions are based on certain business decisions that are subject to change. Therefore, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections.

        The inclusion of the projections in this Offer to Purchase should not be regarded as an indication that any of PharmaNet or its affiliates, advisors or representatives considered or consider the projections to be necessarily predictive of actual future events, and the projections should not be relied upon as such. Neither PharmaNet nor its affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. PharmaNet does not intend to make publicly available any update or other revisions to the projections, except as required by law. None of PharmaNet or its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of PharmaNet compared to the information contained in the projections or that forecasted results will be achieved. PharmaNet has made no representation to JLL, in the Merger Agreement or otherwise, concerning the projections. Furthermore, neither PharmaNet nor any of its affiliates or representatives makes any representation to any other person regarding the projections. The projections are not being included in this Offer to Purchase to influence a stockholder's decision whether to tender his or her Shares in the Offer, but because the projections were made available by PharmaNet to JLL.

        PHARMANET'S STOCKHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTED INFORMATION PROVIDED IN THIS OFFER TO PURCHASE.

        On January 12, 2009, in a management presentation by PharmaNet to JLL, PharmaNet provided, the following projected financial information to JLL for years 2008 – 2011:

($000's) Fiscal Period End	Pro-forma(1) FYE 2008	FYE 2009	FYE 2010	FYE 2011
Statement of Operations
REVENUES
Direct Revenue	355,439	367,289	398,884	439,965
Revenue Growth Percentage	(1.9)%	3.3%	8.6%	10.3%
TOTAL COSTS AND EXPENSES
Costs and Expenses	564,592	350,840	367,527	397,741
EBIT(2)	(209,153)	16,449	31,357	42,224
OTHER EXPENSE, NET(3)	(8,388)	(10,355)	(13,185)	(15,983)
NET (LOSS) INCOME	(194,859)	6,094	18,172	26,241

	FYE 2008	FYE 2009	FYE 2010	FYE 2011
Reconciliation to Adjusted EBIT:
EBIT	(209,153)	16,449	31,357	42,224
Reconciling Item(4)	210,649	—	—	—
Adjusted EBIT(5)	1,496	16,449	31,357	42,224

    (1)
    FYE 2008 results are projected, unaudited, and represent a forecast only, and have not been reviewed by our independent registered public accounting firm. These results will differ from our actual 2008 results which are expected to be disclosed on February 25, 2009.

    (2)
    EBIT is a non-GAAP financial measure. For these purposes, EBIT means earnings before interest, taxes, foreign exchange, other income and minority interest.

    (3)
    Includes interest expense based on the assumption that the Convertible Notes are outstanding during the years presented.

    (4)
    Represents non-cash impairment charge related to goodwill and indefinite-lived assets.

    (5)
    Adjusted EBIT is a non-GAAP financial measure. For these purposes, Adjusted EBIT means EBIT before the non-cash impairment charge related to goodwill and indefinite-lived assets.

        The above projections reflect forecasted results relating to the existing PharmaNet services and new services currently under development. In addition, the projections assumed the implementation of certain profitability improvement drivers and did not assume any new acquisitions or divesture of current business.

        The projections also refer to EBIT and Adjusted EBIT, which are non-GAAP financial measures. PharmaNet has informed Purchaser that it references such non-GAAP financial measures because they provide supplemental information that facilitates forecasting operating results and internal comparisons to the historical operating performance of prior periods. Purchaser is disclosing these non-GAAP financial measures in order to provide transparency to PharmaNet's stockholders.

        These projections should be read together with the discussion under "Risk Factors" and the other cautionary statements contained in PharmaNet's 2007 Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2007. These projections should also be read together with PharmaNet's financial statements that can be obtained from the SEC. See "Available Information" below.

        Although JLL was provided with these projections, it did not base its evaluation of PharmaNet on these projections. The inclusion of the projections in this Offer to Purchase should not be regarded as an indication that any of JLL, Parent, Purchaser, PharmaNet or their respective affiliates or representatives considered or consider the projections to be predictive of actual future events, and the projections should not be relied upon as such. None of JLL, Parent, Purchaser, PharmaNet or any of their respective affiliates or representatives makes any representation to any stockholder regarding the ultimate performance of PharmaNet compared to the information contained in the projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

        JLL or any respective affiliate or representative did not participate in preparing, nor do they express any view on, the projections summarized above, or the assumptions underlying such information. The summary of the PharmaNet projections is not included in this Offer to Purchase in order to influence any PharmaNet stockholder to make any investment decision with respect to the Offer or the Merger, including whether to tender Shares in the Offer or whether or not to seek appraisal rights with respect to shares of PharmaNet Common Stock.

        Available Information.    PharmaNet is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning PharmaNet's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of PharmaNet's securities, any material interests of such persons in transactions with PharmaNet, and other matters is required to be disclosed in proxy statements and periodic reports distributed to PharmaNet's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC's Public Reference Room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as PharmaNet, who file electronically with the SEC. The address of that site is http://www.sec.gov. PharmaNet also maintains an Internet website at http://www.pharmanet.com. The information contained in, accessible from or connected to PharmaNet's website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of PharmaNet's filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

        Sources of Information.    Except as otherwise set forth herein, the information concerning PharmaNet contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent, the Dealer Manager or the Depositary assumes responsibility for the accuracy or completeness of the information concerning PharmaNet contained in such documents and records or for any failure by PharmaNet to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.     Certain Information Concerning Purchaser, Parent and the Sponsors

        Purchaser.    Purchaser, a Delaware corporation, was formed on February 2, 2009. Its business address is 450 Lexington Avenue, 31st Floor, New York, New York 100117, and its telephone number at that address is (212) 286-8600. To date, Purchaser has engaged in no activities other than those incident to its formation and to the Offer and Merger. Purchaser is a wholly-owned subsidiary of Parent.

        Parent.    Parent, a Delaware limited liability company, was formed on February 2, 2009. Its business address is 450 Lexington Avenue, 31st Floor, New York, New York 100117, and its telephone number at that address is (212) 286-8600. To date, Parent has engaged in no activities other than those incident to its formation and to the Offer and Merger. Parent has two members: JLL Partners Fund V, L.P., a Delaware limited partnership ("JLL Fund V") and JLL Partners Fund VI, L.P., a Delaware limited partnership ("JLL Fund VI" and together with JLL Fund V, the "Sponsors").

        The Sponsors.    The general partner of JLL Fund V is JLL Associates V, L.P., a Delaware limited partnership ("JLL Associates V LP"), and the general partner of JLL Associates V is JLL Associates G.P. V, LLC, a Delaware limited liability company ("JLL Associates V LLC") and the sole member of JLL Associates V LL is Paul S. Levy, a Managing Director of JLL Partners, Inc., a Delaware corporation ("JLL"). The general partner of JLL Fund VI is JLL Associates VI, L.P., a Delaware limited partnership ("JLL Associates VI LP"), and the general partner of JLL Associates VI is JLL Associates G.P. VI, LLC, a Delaware limited liability company ("JLL Associates VI LLC"). Paul S. Levy, a Managing Director of JLL, is the sole member of JLL Associates V LLC and JLL Associates VI LLC. We refer to the foregoing entities (including Purchaser, Parent and the Sponsors, but excluding JLL) as the "Offeror Group." The business address for each of the foregoing entities is 450 Lexington Avenue, 31st Floor, New York, New York 100117, and the telephone number at that address for each such entity is (212) 286-8600.

        JLL is a leading private equity investment firm with approximately $4 billion of capital under management that has invested in a variety of industries, with special focus on healthcare and medical services, financial services and building products. Founded in 1988, JLL is among the leading private equity investment firms in the United States. JLL makes equity investments in middle market companies with the objective of extricating good companies from complicated situations or building strong companies in partnership with exceptional managers. Further information related to JLL can be found on its website www.jllpartners.com. The information contained in, accessible from or connected to JLL's website is not incorporated into, or otherwise a part of, this Offer to Purchase.

        Additional Information.    The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of each of the entities in the Offeror Group is set forth on Schedule I to this Offer to Purchase. Except as set forth elsewhere in this Offer to Purchase or in Schedule I to this Offer to Purchase: (a) none of the members of the Offeror Group nor, to the actual knowledge of the members of the Offeror Group, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of any member of the Offeror Group or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and (b) none of the members of the Offeror Group nor, to the actual knowledge of the members of the Offeror Group, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past sixty (60) days, (c) none of the members of the Offeror Group nor, to the actual knowledge of the members of the Offeror Group, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of PharmaNet (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations) (d) none of the members of the Offeror Group nor, to the actual knowledge of the members of the Offeror Group any of the persons listed on Schedule I to this Offer to Purchase, has, during the past two years, had any business relationship or transaction with PharmaNet or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer, and (e) during the past two years, there have been no contracts, negotiations or transactions between any member of the Offeror Group or, to the actual knowledge of the members of the Offeror Group any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and PharmaNet or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        None of the persons or entities in the Offeror Group that are listed in Schedule I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Except as set forth below, none of the persons or entities in the Offeror Group listed in Schedule I to this Offer to Purchase has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

        We do not believe Purchaser's financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash that will be made available to us by the Sponsors and their affiliates, (b) the Offer is not subject to any financing condition and (c) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger. In addition, Purchaser has been organized solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer.

10.   Background of the Offer; Contacts with PharmaNet

        In the ordinary course of its business, JLL and its affiliates from time to time review and evaluate potential acquisition opportunities in light of their respective historical operating performance, prospects for future growth, and business needs, all in the context of the challenges and opportunities presented by the broader economy and the relevant industry.

        PharmaNet's board of directors' decision to approve the Merger Agreement was the outcome of more than a six-month process to assess potential strategic alternatives available to PharmaNet in an effort to maximize stockholder value under the business conditions facing PharmaNet, including the lack of viable alternatives to address the impending liquidity issues associated with the Convertible Notes the terms of which entitle the holders to cause PharmaNet to repurchase the Convertible Notes commencing on August 15, 2009, the rapidly deteriorating financial and credit markets and increased client contract cancellations and postponements of ongoing clinical development projects.

        In 2004, PharmaNet issued $143,750,000 in principal amount of the Convertible Notes. Under the terms of the Convertible Notes, on August 15, 2009, the holders of the Convertible Notes will have the right to require PharmaNet to repurchase all or a portion of the Convertible Notes at a purchase price in cash equal to 100% of the principal amount then outstanding, plus accrued and unpaid interest.

        PharmaNet has a $45.0 million credit facility (the "Credit Facility") with a syndicate of banks that was originated in December 2004. The Credit Facility has a maturity date of December 22, 2009, but because the aggregate principal amount of the Convertible Notes had not been refinanced on or prior to February 1, 2009, the maturity date was automatically accelerated to February 15, 2009 under the terms of the Credit Facility. As of the date of this Offer to Purchase, PharmaNet has no borrowings under the Credit Facility.

        On August 10, 2007, PharmaNet filed a Registration Statement on Form S-3 (the "Registration Statement") in order to attempt to raise capital through the sale of equity and/or debt securities (the "Proposed Securities Offering") to repay the Convertible Notes prior to the maturity date of the Credit Facility. As a result of business conditions during the quarter ended December 31, 2007, however, PharmaNet delayed the securities offering. On April 30, 2008, PharmaNet announced higher than expected client contract cancellations in the late stage segment of its business for the first quarter of 2008. PharmaNet discussed these developments with UBS Securities LLC ("UBS"), PharmaNet's financial advisor, and further delayed the proposed offering.

        PharmaNet's board of directors met on August 20, 2008, with UBS, PharmaNet senior management and PharmaNet's outside legal counsel, Morgan Lewis & Bockius LLP ("Morgan Lewis"). UBS provided PharmaNet's board of directors with a general overview of the state of the clinical research organization ("CRO") industry. There was also discussion regarding PharmaNet's current financial situation and various potential options to refinance the Convertible Notes, and PharmaNet's board of directors authorized PharmaNet to pursue a Proposed Securities Offering.

        On September 11, 2008, PharmaNet announced that it was updating its 2008 full year earnings guidance as a result of client contract cancellations and postponements of certain of PharmaNet's ongoing clinical development projects in the late stage segment of its business and lower than expected sample volumes in the early stage segment of its business. PharmaNet also made a downward adjustment to its forecast to account for a higher future client contract cancellation rate, the potential for future postponements of ongoing clinical development projects and the change in the value of the U.S. dollar relative to other currencies. The following day PharmaNet's stock price opened at $11.00 per Share, down $12.06 per Share from $23.06 per Share as of the close of trading on the previous day.

        During September 2008, the capital markets continued to deteriorate rapidly, most notably evidenced by the bankruptcy of investment bank Lehman Brothers Holdings Inc. and the government bailout of the insurance company American International Group Inc. During this period, along with this continued deterioration in the financial markets and other factors affecting the CRO industry and PharmaNet in general as set forth above, PharmaNet's stock price continued to decline. On

September 19, 2008, Standard & Poor's Rating Service downgraded PharmaNet's corporate credit rating from "B+" to "B."

        Following PharmaNet's revised guidance, Mr. Jeffrey P. McMullen, PharmaNet's President and Chief Executive Officer, received an unsolicited inquiry in September 2008 from a private equity firm ("Firm A") expressing interest in a possible acquisition of PharmaNet. Mr. McMullen contacted Mr. Peter G. Tombros, Chairman of PharmaNet's board of directors, to discuss Firm A's inquiry. After discussions with Mr. Tombros, Mr. McMullen contacted legal counsel to discuss the appropriate course of action. After these discussions, Mr. McMullen contacted the principal at Firm A. Thereafter, on September 18, 2008, PharmaNet received an initial non-binding letter from Firm A proposing to acquire PharmaNet (the "Firm A Letter"). Mr. McMullen forwarded the Firm A Letter to Mr. Tombros the same day. The Firm A Letter was forwarded to the rest of PharmaNet's board of directors the next day.

        Firm A indicated in the Firm A Letter that, based on publicly available information, it believed it would be prepared to pay in excess of $20.00 per Share for all of PharmaNet's outstanding Common Stock. The Firm A Letter was subject to due diligence and required that PharmaNet enter into a 30-day exclusivity agreement with Firm A.

        On September 23, 2008, PharmaNet's board of directors met with PharmaNet senior management, UBS and Morgan Lewis to discuss the Firm A Letter and PharmaNet's current situation. To assist PharmaNet's board of directors in understanding its fiduciary duties under Delaware law, a representative of the law firm of Morris, Nichols, Arsht & Tunnell LLP ("Morris Nichols") also participated in the meeting. UBS discussed with PharmaNet's board of directors the potential negative impact of the current state of the equity and debt markets discussed above and PharmaNet's business performance announced on September 11, 2008 on the Proposed Securities Offering for which the Registration Statement had been filed. PharmaNet's board of directors determined that PharmaNet was not able to consummate the Proposed Securities Offering and, therefore, was unable to refinance the Convertible Notes on satisfactory terms. UBS then discussed with PharmaNet's board of directors, PharmaNet's recent stock price performance as compared to selected publicly held companies in the CRO industry noting that PharmaNet's Common Stock was generally trading at a discount as compared to the common stock of its peers potentially in light of, among other things, PharmaNet's earnings volatility and the risks associated with its lack of a viable avenue for the refinancing of the Convertible Notes. There was a discussion of four alternatives for refinancing or repaying the Convertible Notes, the advantages and disadvantages of each alternative and the likelihood of executing each alternative. These alternatives included the: (i) private exchange of the Convertible Notes for new notes with modified terms and conditions; (ii) sale of PharmaNet securities to one or more private investors, with the proceeds of such sale to be used to purchase the Convertible Notes; (iii) sale of certain assets and businesses of PharmaNet, with the proceeds of such sale to be used to purchase the Convertible Notes; and (iv) sale of PharmaNet as a whole. Discussions then focused on Firm A and whether it was a credible buyer. UBS stated that it was not aware of any funds that had been raised by Firm A, any acquisition transactions that had been consummated by Firm A or whether Firm A would need to seek the approval of its investors, partners or other funding sources in order to complete a transaction.

        PharmaNet's board of directors met on September 28, 2008, with management, Morgan Lewis and Morris Nichols. Mr. McMullen reported on the primary focus of questions that had been directed to PharmaNet at a recent investor conference. These included: (i) strategies for addressing the Convertible Notes; (ii) expected future trends in the CRO industry in general and expected specific developments affecting PharmaNet in particular; and (iii) projected levels of client contract cancellations and postponements of ongoing clinical development projects for the third quarter of 2008. In addition, Mr. McMullen conveyed to PharmaNet's board of directors investor concerns about the CRO industry and PharmaNet, including (i) the potential for continued client contract cancellations, (ii) that increased client contract cancellations could result in the CRO industry growing at a rate that was much lower than prior periods, and (iii) that the Convertible Notes had created a significant overhang on PharmaNet's current stock price and needed to be addressed. At the meeting, PharmaNet's board of directors also reviewed the Firm A Letter. In addition, PharmaNet's board of directors decided to form a strategic alternative committee (the "Committee") to review potential strategic alternatives going forward. The Committee consisted of Mr. Tombros, Mr. Rolf A. Classon and Mr. Arnold Golieb, each of whom is an independent director within the meaning of the applicable rules of the NASDAQ Global Select Market. Mr. Golieb was selected to act as chairman of the Committee. PharmaNet's board of directors chose these individuals to be members of the Committee because they are independent directors and have experience with strategic alternatives by virtue of their service with other public companies. PharmaNet's board of directors also requested that the Committee meet promptly with UBS to review UBS' qualifications and to discuss with UBS PharmaNet's current commercial, stock market and capital structure challenges, and to report to PharmaNet's board of directors on the Committee's view on the retention of financial advisors to assist the Committee in its review of potential strategic alternatives.

        From September 29, 2008 through October 3, 2008, for good corporate governance purposes and to follow best practices, the Committee interviewed certain law firms, including Latham & Watkins LLP ("Latham"), to determine which firm to retain to represent PharmaNet's board of directors.

        On October 4, 2008, the Committee held a telephonic meeting with members of PharmaNet senior management. At the meeting, the Committee approved the engagement of Latham as special counsel to PharmaNet's board of directors.

        On October 12, 2008, the Committee held a telephonic meeting which was also attended by PharmaNet senior management, Latham and Morgan Lewis. The Committee considered the engagement of UBS and a second investment bank (the "Second Investment Bank"), to assist PharmaNet in connection with its efforts to refinance the Convertible Notes. The Second Investment Bank was considered because of its experience in exchange transactions being evaluated by PharmaNet.

        On October 15, 2008, PharmaNet's board of directors held a telephonic meeting with PharmaNet senior management, Morgan Lewis and Latham. PharmaNet's board of directors reviewed and approved a charter to govern the Committee and its proceedings. The charter authorized the Committee to, among other things:

  •
  engage in and facilitate discussions with any third-party regarding potential strategic alternatives involving PharmaNet;

  •
  advise and periodically update PharmaNet's board of directors, as necessary, regarding any material developments in discussions regarding strategic alternatives involving PharmaNet;

  •
  periodically meet and discuss with any financial advisors retained to assist PharmaNet regarding potential strategic alternatives; and

  •
  negotiate and approve on behalf of PharmaNet a transaction or arrangement involving the Convertible Notes, which transaction could take the form of a repayment, settlement or prepayment of, or other exchange of cash for, all or a portion of the Convertible Notes, an exchange of new securities for all or a portion of the Convertible Notes, a modification, amendment or waiver of certain terms of the Convertible Notes, any other restructuring of the Convertible Notes or a similar transaction or arrangement, and any and all such other terms and conditions as might be necessary to consummate any of the foregoing.

        Mr. McMullen then reviewed the various meetings and discussions that management had held with various investment banks to assist in refinancing the Convertible Notes. Mr. McMullen, on behalf of PharmaNet, recommended both UBS and the Second Investment Bank to assist PharmaNet in the refinancing. Mr. McMullen expressed concern that PharmaNet's inability to satisfy the put obligations of the Convertible Notes was having an increasingly negative impact on PharmaNet's current client relations and may continue to impact the ability of PharmaNet to attract new business opportunities.

        On October 20, 2008, the Committee held a telephonic meeting with Latham. A representative of UBS joined a portion of the meeting to discuss UBS' capabilities to act as financial advisor in connection with any strategic transaction contemplated by PharmaNet. After the UBS representative left the meeting, the Committee discussed UBS' historical relationship with PharmaNet and its relationship with PharmaNet senior management. After discussion, the Committee determined that UBS was qualified to act as PharmaNet's financial advisor in connection with any strategic transaction that might ensue.

        During the latter half of October 2008, the Committee and PharmaNet's board of directors reviewed potential alternatives available to PharmaNet for refinancing the Convertible Notes and discussed with UBS various means of effecting such refinancing, including open market purchases of the Convertible Notes, a public cash tender offer for the Convertible Notes funded by privately placed debt, a public cash tender offer for the Convertible Notes funded by a privately placed equity offering and/or a registered equity offering or rights offering and a public offer to exchange the Convertible Notes for new convertible notes and cash. The ongoing review of PharmaNet's options included the relative feasibility of each alternative and its ability to solve the overhang of PharmaNet's August 15, 2009 repayment obligations in connection with the Convertible Notes, the potential impact of each alternative on stockholder value and the likely trading price of PharmaNet's Shares following successful execution of each alternative, as well as the ability of each alternative to maximize the value of PharmaNet as a going concern.

        On October 24, 2008, the Committee met telephonically with PharmaNet senior management, UBS, the Second Investment Bank, Latham and Morgan Lewis. Management informed the Committee that PharmaNet was working to prepare for an exchange offer (the "Exchange Offer") for the Convertible Notes. The Committee considered commencing a process to explore the sale of PharmaNet concurrently with the refinancing process for the Convertible Notes. However, the Committee decided not to commence a formal sale process at that time because of then current market conditions, including PharmaNet's depressed stock price, which closed at $2.62 per Share on October 24, 2008. PharmaNet's board of directors believed it was in the best interests of stockholders to refinance the Convertible Notes prior to a sale process because PharmaNet's board of directors believed that refinancing and removing the liquidity risks associated with the Convertible Notes would increase PharmaNet's stock price thereby enhancing stockholder value. In addition, to the extent PharmaNet's board of directors determined to move forward with the sale process, PharmaNet would be in a better position to maximize stockholder value if the Convertible Notes were refinanced. There was a discussion as to strategic acquirers and private equity acquirers that could be contacted in connection with a possible sale process if the Exchange Offer did not succeed. Prior to the meeting, one of the members of PharmaNet's board of directors had been approached by a representative of JLL regarding a potential equity investment in PharmaNet, the proceeds of which would be used to refinance the Convertible Notes. The Committee instructed management and UBS to follow up with any such expressions of interest should there be a formal sale process.

        During this period, the Second Investment Bank advised PharmaNet that it had previously represented affiliates of Firm A and indicated that it might desire to represent Firm A, including with respect to its interest in acquiring PharmaNet. As a result of this potential conflict of interest, the Committee decided at the meeting on October 24, 2008 not to retain the Second Investment Bank.

        On October 29, 2008, PharmaNet's board of directors met with PharmaNet senior management, UBS, Latham and Morgan Lewis. During this meeting, UBS updated PharmaNet's board of directors on then current market conditions, including the decreased revenue growth and demand for CRO services in the industry, which had negatively affected the availability of certain prior alternatives with respect to the refinancing of the Convertible Notes. There was a discussion of two remaining options to refinance the Convertible Notes, which included a public all-cash tender offer for a significant portion of the Convertible Notes or a public exchange offer of cash and new convertible notes for the Convertible Notes. The following potential terms for a cash tender offer were discussed: (i) tender for $107.7 million principal amount of Convertible Notes at 65% of par for $70.0 million, (ii) fund the cash portion of the consideration with cash on PharmaNet's balance sheet and a potential new debt facility and (iii) exchange the remaining $36.1 million principal amount of Convertible Notes for the same face amount of new unsecured notes with the same terms, other than a 3-year term extension of the put date and maturity date, and a suggested conversion price between $5 to $10 per Share. The following potential terms for a registered exchange offer for the Convertible Notes were also discussed, including exchanging each $1,000 principal amount of Convertible Notes for: (i) $1,000 of new unsecured notes with the same terms as the outstanding Convertible Notes other than a conversion price of between $5 to $10 per Share and a 3-year term extension of the put date and maturity date and (ii) $200 in cash. PharmaNet's board of directors instructed management to seek private secured debt financing to fund any cash portion of the Exchange Offer. There was also a discussion regarding a potential sale of PharmaNet. However, PharmaNet's board of directors determined that the initiation of a sale process should be delayed until PharmaNet had fully considered definitive terms for the Exchange Offer.

        PharmaNet received a letter from Firm A on October 30, 2008 indicating its continued interest in PharmaNet, but withdrawing its initial proposed $20.00 per Share purchase price as a result of PharmaNet's declining stock price, recent disappointing results, reduced guidance from certain of PharmaNet's competitors and the overall deterioration of the capital markets. Firm A did not propose a new price per Share in its October 30, 2008 letter.

        On November 2, 2008, PharmaNet's board of directors met with Latham. The board of directors discussed at length the financial implications of the Exchange Offer. Specifically, PharmaNet's board of directors reviewed the potential dilution to existing stockholders, as well as the effect on PharmaNet's client base of a failed attempt to exchange the Convertible Notes or the disclosure of a sale process, whether as a result of public announcement or rumors. PharmaNet's board of directors authorized management to proceed with the Exchange Offer. The board of directors then discussed retaining a second investment bank to advise the Committee and PharmaNet's board of directors in a sale process while UBS was focused on the Exchange Offer.

        That same day, the Committee met with Latham. The Committee discussed engaging an additional investment bank as a financial advisor in connection with a sale process. The Committee interviewed two other investment banks on November 10 and November 11, 2008. After discussion with counsel, PharmaNet's board of directors decided that an additional investment bank was not necessary.

        On November 5, 2008, Mr. Tombros received a letter from JLL indicating that JLL was interested in providing an equity investment in PharmaNet in the form of either a convertible preferred or common equity security, which would be accompanied by a simultaneous rights offering to PharmaNet's current stockholders. The letter did not specify terms or share price, but did express a willingness to work with PharmaNet to discuss and finalize terms in an expeditious manner.

        On November 10, 2008, PharmaNet's board of directors met with PharmaNet senior management, UBS, Latham and Morgan Lewis. Management reported that it had met with several commercial banks in an effort to secure debt financing, but believed PharmaNet could not secure sufficient financing in a timely manner in order to fund an all cash tender offer for the Convertible Notes. Following management's discussion, UBS updated PharmaNet's board of directors on PharmaNet's current financial condition and its current trading price relative to its peers and provided an overview of the CRO industry and potential strategic alternatives being considered by PharmaNet, including the proposed Exchange Offer and JLL's indication of interest for an equity investment in PharmaNet. It was noted at the meeting that, although PharmaNet's third quarter financial results were positive, the overhang from PharmaNet's approaching repayment obligations with respect to the Convertible Notes, along with related business conditions, appeared to place continued downward pressure on PharmaNet's stock price. At the time of the meeting, the last reported sale of PharmaNet's Shares on November 6, 2008 was $1.64 per Share. UBS also noted that PharmaNet's stock price had significantly underperformed its peer group over the preceding twelve months.

        After further review of then current business conditions, revised potential terms for the Exchange Offer were discussed. Under the revised potential terms, for each $1,000 principal amount of Convertible Notes exchanged, a noteholder would receive: (i) $280 in cash and (ii) $800 of new notes with a 2.25% coupon, a conversion price of $6.05 per Share, and a 3-year extension of the put date and maturity date. At the meeting, the potential response of the existing noteholders to the Exchange Offer was also discussed. PharmaNet's board of directors approved moving forward with the Exchange Offer with UBS as dealer manager and the Committee working with management and UBS to finalize the terms of the Exchange Offer. There also was discussion regarding conducting a sale process in parallel with the Exchange Offer based on the time sensitivity of the transaction and general market conditions. PharmaNet's board of directors did not take any formal action with respect to a sale process at that time.

        Between November 14, 2008 and November 19, 2008, the Committee held three telephonic meetings which were also attended by PharmaNet senior management, UBS, Latham and Morgan Lewis. UBS and the Committee had ongoing discussions regarding the proposed terms of the Exchange Offer and indications by certain existing noteholders of their willingness and intention to participate in the proposed Exchange Offer. In addition, on November 19, 2008, the Committee and PharmaNet senior management discussed responding to representatives of JLL. The Committee authorized UBS to communicate directly with JLL's representatives.

        At the direction of PharmaNet's board of directors, after the Committee approved the terms of the Exchange Offer, PharmaNet launched the Exchange Offer on November 20, 2008. Under the terms of the Exchange Offer, for each $1,000 principal amount of Convertible Notes exchanged, a noteholder would receive: (i) $250 in cash and (ii) $800 of new 8% convertible notes due February 2014 with a put option in August 2012, a conversion price of $6.05 per Share and a second lien on certain assets of PharmaNet and its domestic subsidiaries. Based on discussions with certain holders of the Convertible Notes prior to the commencement of the Exchange Offer, holders of approximately 57% of the outstanding aggregate principal amount of the Convertible Notes had indicated their intention to exchange their Convertible Notes in accordance with the terms of the Exchange Offer.

        In the fourth quarter of 2008, at the time of the commencement of the Exchange Offer, the following additional adverse events affected PharmaNet's financial and business prospects:

  •
  on October 30, 2008, PharmaNet announced its earnings for the third quarter of 2008, which reflected a decrease in backlog and continued client contract cancellations;

  •
  peer companies began to announce third quarter 2008 earnings and certain peer companies began to report increased client contract cancellations, postponements of ongoing clinical development projects, and weakness in the early stage segments of their respective businesses;

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  the average stock price of peer companies declined 52%;

  •
  an analyst report indicated that there was a 40% chance PharmaNet would file for bankruptcy, which further concerned PharmaNet's clients;

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  the crisis in the international banking sector continued, thereby effectively freezing the credit markets;

  •
  the National Bureau of Economic Research officially declared that the U.S. economy was in a recession; and

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  the Labor Department announced that the United States had the biggest monthly loss of jobs since 1974.

        On November 24, 2008, there was a telephonic Committee meeting, which was also attended by PharmaNet senior management, UBS, Latham and Morgan Lewis. UBS reviewed the market's reaction to the Exchange Offer. Subsequent to the commencement of the Exchange Offer, certain of the existing holders of Convertible Notes which previously had indicated their intention to participate in the Exchange Offer informed UBS that they had sold the Convertible Notes held by them in the open market. UBS and the Committee discussed the continued viability of the Exchange Offer. There was also discussion regarding the potential to extend the Exchange Offer and the possibility of revising the terms of the Exchange Offer. The JLL indication of interest received on November 5, 2008 and a potential sale of PharmaNet, including the potential timing of a sale process, were also discussed.

        On November 25, 2008, PharmaNet's board of directors received a letter from a new noteholder (the "Objecting Noteholder") indicating that the Objecting Noteholder represented noteholders who held a majority of the aggregate principal amount of the Convertible Notes (together with the Objecting Noteholder, the "Majority Noteholders") and that the Majority Noteholders were not prepared to exchange their Convertible Notes based on the terms of the Exchange Offer and were proposing new terms. The new terms proposed by the Objecting Noteholder were highly dilutive to existing stockholders. Under the proposed new terms, for each $1,000 principal amount of Convertible Notes exchanged, a noteholder would receive: (i) $250 in cash, (ii) preferred stock convertible into 400 Shares and (iii) $400 of new 8% convertible Notes due February 2014 with a put option in August 2012 and a conversion price of $1.00 per Share.

        On November 26, 2008, PharmaNet's board of directors held a telephonic meeting at which PharmaNet's board of directors received an update regarding the letter from the Objecting Noteholder. PharmaNet senior management, UBS, Latham and Morgan Lewis also attended the meeting. PharmaNet's board of directors reviewed the financial implications, including potential alternative means of financing and the potential dilution to PharmaNet's stockholders of the terms proposed by the Objecting Noteholder regarding the Exchange Offer, which, assuming the conversion of all convertible securities issued in connection with the proposed terms, would result in the current stockholders of PharmaNet owning approximately 15% of the total outstanding capital stock of PharmaNet. PharmaNet's board of directors then discussed PharmaNet's solvency. Specifically, PharmaNet's board of directors reviewed the legal and financial definitions of solvency, as well as Delaware case law dealing with the zone of insolvency, and agreed that PharmaNet was not insolvent or within the zone of insolvency at such time. PharmaNet senior management informed PharmaNet's board of directors of its discussions with UBS regarding negotiation with the Majority Noteholders to assess whether some form of agreement could be reached. In an effort to be prepared if the Exchange Offer failed, PharmaNet's board of directors determined to commence as soon as practicable a competitive auction process to optimize stockholder value, which would consider, among other things, a sale of PharmaNet. PharmaNet's board of directors authorized UBS to conduct a preliminary review of potential acquirers and to determine the market's receptiveness to a sale process.

        On November 28, 2008, the Committee met telephonically with PharmaNet senior management, UBS, Latham and Morgan Lewis to discuss the progress of the Exchange Offer and the letter from the Objecting Noteholder. The Committee authorized representatives of UBS to communicate directly with the Objecting Noteholder and further authorized representatives of UBS and PharmaNet to meet with the Objecting Noteholder. Representatives of UBS then updated the Committee regarding discussions with potential acquirers that had taken place, indicating that non-disclosure agreements had been provided to six potential private equity partners and that the one potential strategic partner that had been contacted indicated that it was not interested in pursuing discussions. Latham and Morgan Lewis discussed with the members of the Committee their fiduciary duties related to a potential sale process.

        On December 1, 2008, JLL entered into a confidentiality agreement with PharmaNet, as described in Section 11—"Purpose of the Offer and Plans for PharmaNet; Summary of the Merger Agreement and Certain Other Agreements."

        On December 5, 2008, PharmaNet's board of directors met with PharmaNet senior management, UBS, Latham and Morgan Lewis. PharmaNet's board of directors began the meeting by discussing the current status of the Exchange Offer, discussions with the Objecting Noteholder and the Majority Noteholders, other strategic initiatives and PharmaNet's current financial condition and performance. After discussion, Mr. McMullen updated PharmaNet's board of directors on UBS's recent meetings, in accordance with PharmaNet's directives, with the Objecting Noteholder, and separately with the other Majority Noteholders. Mr. McMullen and PharmaNet's board of directors discussed various proposals offered by the Majority Noteholders to refinance the Convertible Notes. PharmaNet's board of directors then proceeded to discuss the sale process. UBS informed PharmaNet's board of directors that nine potential private equity partners (prior to December 5, 2008 one private equity partner declined to participate in the process) and two potential strategic acquirers (prior to December 5, 2008 one strategic acquirer declined to participate in the process, and after December 5, 2008 one additional strategic acquirer joined the process) had been contacted between November 26, 2008 and December 2, 2008. There was then discussion regarding the number of strategic acquirers that had been contacted in the process. UBS indicated that it believed there would likely be a limited number of potential strategic acquirers that would be interested in acquiring PharmaNet, in light of, among other things, PharmaNet's combined late stage and early stage business and the ability of certain potential strategic acquirers to refinance the existing Convertible Notes. After discussion, PharmaNet's board of directors decided to include several additional strategic acquirers in this process and instructed UBS to contact potential acquirers to invite them to participate in a formal sale process. Thereafter, each of the potential private equity and strategic acquirers approved by PharmaNet's board of directors accepted invitations to attend management presentations.

        On December 7, 2008, the Committee met telephonically with PharmaNet senior management, UBS, Latham and Morgan Lewis. UBS discussed with the Committee financial aspects of the proposed terms submitted by the Objecting Noteholder on November 25, 2008 as well as other potential counterproposals, including issuing non-convertible debt instead of issuing new convertible debt and preferred equity as proposed by the Objecting Noteholder in order to minimize the dilutive impact on existing stockholders. The Committee also discussed the timing and steps involved with revising the terms of the Exchange Offer and the Committee authorized UBS to proceed with discussions with the Majority Noteholders, including the Objecting Noteholder. UBS noted that the Objecting Noteholder's proposal valued PharmaNet at implied multiples of calendar year 2008 estimated EBITDA and calendar year 2009 estimated EBITDA and EPS that were below corresponding trading multiples of PharmaNet's peers. Representatives of UBS also indicated that UBS had received an indication of interest from a potential strategic acquirer on December 5, 2008. The Committee authorized UBS to invite such potential strategic acquirer to participate in the sale process.

        On December 8, 2008, in accordance with PharmaNet's directives, UBS delivered to each of the potential private equity and strategic acquirers approved by PharmaNet's board of directors, including JLL, a written invitation to submit a written, preliminary, non-binding indication of value, including, among other things, a description of each party's proposed transaction structure, purchase price and form of consideration, as well as descriptions of each party's timing and due diligence requirements. The letter requested a written indication by December 16, 2008.

        On December 10, 2008, the Committee met telephonically with PharmaNet senior management, UBS, Latham and Morgan Lewis. UBS updated the Committee on discussions with the Majority Noteholders. There was then a discussion regarding the potential that a sale or merger would provide more value to PharmaNet's stockholders than the Exchange Offer.

        On December 14, 2008, the Committee met telephonically with PharmaNet senior management, UBS, Latham and Morgan Lewis. UBS updated the Committee on discussions with the Objecting Noteholder regarding proposed revisions to the Exchange Offer, including a term sheet containing proposed revised Exchange Offer terms received from the Objecting Noteholder. The proposed revised terms included: (i) a broad first lien on all assets, which would preclude PharmaNet from obtaining a future credit facility; (ii) a conversion price of $2.50 per Share for the new notes; (iii) a conversion price of $0.75 per Share for the preferred stock; (iv) full ratchet anti-dilution protection for any future issuances of Shares below the $0.75 conversion price; (v) special approval rights for "any material operational, strategic or financial actions"; and (vi) a liquidation preference equal to the greater of 120% of the face amount of the preferred stock and the new notes, or the value of the preferred stock and the new notes on an as-converted basis. The proposed terms also included a $7,000,000 premium (or 105% of par) because PharmaNet would issue cash and new notes equal to approximately $151,000,000 in exchange for the $143,750,000 of Convertible Notes currently outstanding. The Committee authorized Morgan Lewis to negotiate the term sheet received from the Objecting Noteholder and to coordinate with UBS to deliver revised terms to the Objecting Noteholder.

        On December 16, 2008, the Objecting Noteholder, on behalf of the Majority Noteholders, proposed additional revised terms to the Exchange Offer. The proposed revised terms included: (i) a broad first lien on all assets; (ii) convertible notes with a 10% coupon and a conversion price of $2.50 per Share; (iii) the convertible notes would be redeemable in six months at 105% of par; (iv) preferred stock with an 8% dividend payable in cash or in Shares at 90% of the market value of such Shares, and a conversion price of $0.75 per Share; (v) full ratchet anti-dilution protection for any future issuances of Shares below the $0.75 conversion price; (vi) special approval rights for "any material operational, strategic or financial actions"; and (vii) a liquidation preference equal to the greater of 120% of the face amount of the preferred stock and the notes, or the value that the holders of the preferred stock and the new notes would receive upon a change of control on an as converted to Shares basis.

        In addition, on December 16, 2008, the Committee met telephonically with PharmaNet senior management, UBS, Latham and Morgan Lewis. UBS summarized the non-binding indications of interest received in connection with the sale process. Representatives of UBS reported that twelve potential acquirers had been contacted, nine management presentations had been held since November 26, 2008, and six indications of initial interest had been received, five of which were from private equity investors. The initial bids ranged from $1.75 per Share to $4.50 per Share (with Firm A not providing a range of pricing information).

        The written indications received on December 16, 2008 included a proposal by JLL to pursue three potential transaction structures:

  •
  a purchase, for cash consideration of $100 million, of newly issued Shares at a price per Share of $1.75 – $2.50;

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  a purchase of the approximately 20 million outstanding Shares at a price per Share of $1.75 – $2.50 pursuant to a merger or other business combination; or

  •
  a purchase, for cash consideration of $80 million, of newly issued Shares at a price per Share of $1.75 – $2.50, along with a rights offering to existing PharmaNet stockholders (which would be backstopped by JLL) to purchase newly issued Shares at a price per Share of $1.75 – $2.00 for aggregate consideration equal to $20 million.

        After discussion with UBS regarding the financial terms of the indications of interest, the Committee decided to discuss these indications of interest in more detail and to determine which parties to continue discussions with at the meeting of PharmaNet's board of directors scheduled for December 17, 2008. UBS then provided an update on the negotiations with the Majority Noteholders relating to amending the terms of the Exchange Offer. The most recent proposal from the Objecting Noteholder proposed revised terms for the Exchange Offer, including:

  •
  a two-step process that would require signing a definitive agreement and initially issuing non-convertible securities upon signing at 105% of par such that noteholders would receive an additional $7,000,000 of value before stockholder approval, with the securities becoming convertible in a second step only upon stockholder approval;

  •
  the initial securities would contain significant covenants and provisions prior to obtaining stockholder approval, including a short-term maturity which would occur prior to the August 15, 2009 put date of the Convertible Notes if stockholder approval was not obtained; and

  •
  a liquidation preference equal to the greater of 120% of the face amount of the preferred stock and the notes, or the value that the holders of the preferred stock and the new notes would receive on an as converted to Shares basis to be paid to the Majority Noteholders if there was a change of control of PharmaNet.

        The Committee discussed the proposed revised terms with its legal and financial advisors. Representatives of UBS reported that the Objecting Noteholder had conveyed its view that the Exchange Offer set a floor price, providing stability for PharmaNet, for which such Objecting Noteholder deserved a significant premium, including a significant portion of any upside in the event of a change of control. The Committee determined that the revised terms proposed by the Objecting Noteholder were unacceptable, but authorized UBS to continue negotiations with the Objecting Noteholder.

        PharmaNet's board of directors met with PharmaNet senior management, UBS, Latham and Morgan Lewis on December 17, 2008. The meeting began with counsel reviewing with PharmaNet's board of directors its fiduciary duties and responsibilities under the circumstances. UBS then discussed the status of the sale process and preliminary indications of interest received from certain bidders. Based on the preliminary indications received, PharmaNet's board of directors decided to move forward to the next round of bidding in which: (i) all six bidders that submitted an indication of interest were invited to move forward to the next round (ii) an electronic data room would be made available on December 22, 2008 and the bidders would conduct due diligence until the final bids were due and (iii) best and final bids would be due on January 28, 2009. UBS then reviewed the status of negotiations with the Majority Noteholders, including the Objecting Noteholder. UBS indicated that, despite negotiations with the Objecting Noteholder for several days, the Objecting Noteholder had not agreed to alter its original proposal in any material respect and, during the course of those negotiations, the Objecting Noteholder had not indicated that it would significantly change its position. UBS reviewed the terms proposed by the Objecting Noteholder as discussed in the Committee meeting on December 16, 2008 which would entitle the Majority Noteholders to a significant portion of the sale proceeds in the event PharmaNet completed the sale process following the Exchange Offer. After discussion based on the above factors, PharmaNet's board of directors decided to terminate the Exchange Offer.

        On December 18, 2008, PharmaNet announced that (i) the Majority Noteholders indicated their intention not to participate in the Exchange Offer under the current publicly disclosed terms, and as a result, the Exchange Offer would terminate at its expiration time and date of 11:59 p.m. on December 18, 2008 and (ii) PharmaNet was working with UBS to pursue strategic alternatives, including the potential sale of PharmaNet and the exploration of alternatives to retire the Convertible Notes.

        From the period of December 22, 2008 through January 28, 2009, the six bidders invited to the next round of bidding conducted due diligence investigations of PharmaNet. JLL was among this group of bidders, and during December 2008 and January 2009, JLL conducted a due diligence review of PharmaNet.

        On January 7, 2009, representatives of JLL met with PharmaNet senior management in PharmaNet's Princeton, NJ offices.

        On January 9, 2009, the Committee met telephonically with PharmaNet senior management, UBS, Latham and Morgan Lewis to discuss, among other things, the progress of the sale process for PharmaNet and the draft merger agreement. UBS indicated that there were five active participants in the sale process engaged in due diligence. The sixth participant, Firm A, chose not to participate in the next round of the sale process. UBS also reported that an unsolicited proposal had been submitted by a potential investor for a $90 million debt facility that could be used to repay the Convertible Notes. The proposed terms would leave $5 million of cash on PharmaNet's balance sheet and included a high rate of interest and the issuance of warrants that would be highly dilutive to existing stockholders. There was discussion regarding whether this potential investor was financially able to fund the proposed transaction. The Committee determined that such proposal was not in the best interests of PharmaNet and its stockholders and that PharmaNet should not pursue discussions with the potential investor although the potential investor could be invited to discuss providing financing to the bidders. UBS then reported that a significant noteholder ("Noteholder A") had submitted a term sheet setting forth general terms for a majority investment in PharmaNet. These terms provided significantly less value to PharmaNet's stockholders than the current bids received in connection with the sale process. Nevertheless, the Committee instructed UBS to invite Noteholder A to fully participate in the sale process. In addition, UBS reported that it had received unsolicited calls from two potential strategic partners which were invited to submit bids for the acquisition of PharmaNet. Such parties, however, ultimately declined to submit bids. Latham then provided a presentation to the Committee on the two-step merger process and summarized the draft merger agreement that was to be provided to bidders. The Committee reaffirmed that all bidders would be asked to submit definitive offers on January 28, 2009, including any comments to the form merger agreement.

        On January 12 and January 13, 2008, in accordance with PharmaNet's directives, UBS delivered to each of the potential private equity and strategic acquirers approved by PharmaNet's board of directors, including JLL, a written invitation to submit a "best and final" offer either to acquire 100% of PharmaNet or to make an "alternative investment" in PharmaNet. The letter requested a written offer by January 28, 2009.

        On January 14, 2009, representatives of JLL met with Mr. McMullen in JLL's New York offices; and on January 21, 2009 representatives of JLL conducted site visits to PharmaNet's Quebec City and Montreal facilities.

        After PharmaNet's receipt of proposals, during the night of January 29, 2009 and in the early morning of January 30, 2009, representatives of UBS informed representatives of PharmaNet that UBS' preliminary view (without having completed all reviews within UBS) was that, based on then current proposals submitted to PharmaNet and the projections provided to UBS by PharmaNet, UBS' financial analysis, which was based primarily on a preliminary discounted cash flow model, would not support the rendering by UBS of an opinion to the effect that the consideration proposed to be received by the holders of Shares was fair, from a financial point of view, to such holders. Representatives of UBS indicated to representatives of PharmaNet that such preliminary view did not address any decision by PharmaNet's board of directors to effect a transaction that might be made in light of, among other things, PharmaNet's board of directors' business judgment that, due to short-term liquidity and market conditions, the alternatives to a sale transaction under consideration by PharmaNet were less attractive to the stockholders than a sale of PharmaNet at $4.00 per Share (which was the highest bid received on January 28, 2009). Representatives of UBS shared the same information with PharmaNet's board of directors at PharmaNet's board of directors meeting on January 30, 2009 discussed below.

        On January 30, 2009, PharmaNet's board of directors met with PharmaNet senior management, UBS, Morgan Lewis and Latham. There was review and discussion of the proposals received. On January 30, 2009, JLL submitted alternative bids either to: (1) invest $150 million in PharmaNet through the purchase of a newly created Class B common stock of PharmaNet at a price of $4.00 per share, for net proceeds of $100 million, and loan PharmaNet $50 million in the form of a senior unsecured note with a 10% interest rate escalating to 12% after two years and a 4.5 year bullet maturity, coupled with a tender offer for 25% of PharmaNet's outstanding Shares at a price of $4.00 per Share net to the seller in cash, or (2) acquire all of the issued and outstanding Shares of PharmaNet for $4.00 per Share in cash by means of a merger or similar transaction. The first alternative would have resulted in JLL owning between 56% and 67% of PharmaNet's outstanding capital stock depending upon the stockholders' participation in the partial tender offer. JLL's offer requested an additional week to conduct due diligence and contained a requirement that PharmaNet enter into an exclusivity agreement permitting PharmaNet to negotiate only with JLL for that one-week period. Three additional potential private equity partners, including Noteholder A, also had submitted final bids (each, an "Other Private Equity Bidder"). The first Other Private Equity Bidder submitted a bid to acquire all outstanding Shares of PharmaNet for $3.05 per Share, which was not subject to further due diligence. The second Other Private Equity Bidder submitted a bid to acquire all outstanding Shares of PharmaNet for $2.00 per Share. The second Other Private Equity Bidder indicated that it had not completed its due diligence of PharmaNet, requested an additional two weeks to conduct due diligence and provided only preliminary comments to the form merger agreement, which included the proposed addition of a number of material conditions to closing. Noteholder A submitted a bid to purchase newly issued preferred stock and warrants to extinguish the Convertible Notes. Latham updated PharmaNet's board of directors on the differences between the timing for a tender offer, a merger and certain other types of investments in PharmaNet. PharmaNet's board of directors discussed the different terms of each proposed transaction and reviewed the bids. UBS discussed with PharmaNet's board of directors financial aspects of the proposals received, including the highly dilutive nature of Noteholder A's proposal and the potential for higher value to PharmaNet's current stockholders of a cash acquisition of all outstanding Shares by JLL relative to the alternative Class B common stock investment and partial tender offer at the same price. The decision to move forward with an all cash tender offer was premised on the view that the remaining outstanding Shares after the JLL alternative investment transaction would not likely trade at prices in excess of $4.00 per Share based on the financial metrics provided to PharmaNet's board of directors. After further discussion, PharmaNet's board of directors decided to request best and final offers from JLL and the first Other Private Equity Bidder, which had submitted the two highest bids, for the acquisition of all outstanding Shares of PharmaNet. PharmaNet's representatives informed JLL and the first Other Private Equity Bidder that best and final bids would be due on Friday February 6, 2009.

        During the evening of Friday, January 30, 2009, however, JLL and the first Other Private Equity Bidder each indicated that it was eager to execute a merger agreement as soon as possible and believed this could be accomplished as early as Monday, February 2, 2009. JLL waived the request for an additional week to conduct due diligence and the requirement that PharmaNet enter into an exclusivity agreement with JLL. As a result, PharmaNet, with the assistance of Latham and Morgan Lewis, began simultaneously negotiating merger agreement terms with each bidder over the weekend.

        On January 31, 2009, the first Other Private Equity Bidder submitted a revised bid to acquire all outstanding Shares of PharmaNet for $4.30 per Share. On February 1, 2009, PharmaNet's board of directors met telephonically with management, UBS, Morgan Lewis and Latham. UBS reviewed financial aspects of the recent bids received from JLL and the first Other Private Equity Bidder. Counsel reviewed the status of the negotiations of the draft merger agreement with JLL and the first Other Private Equity Bidder. After UBS left the meeting, PharmaNet's board of directors and management discussed recent conversations with other investment banks to obtain an "in light of the alternatives" opinion, in view of the fact that UBS had previously indicated that it would not undertake to render an "in light of the alternatives" opinion. In such an opinion, a financial advisor will reach the conclusion that the consideration to be received by stockholders, while not necessarily fair to stockholders from a financial point of view based on traditional valuation metrics, is fair given the exigent circumstances facing PharmaNet and the fact that no superior alternative transaction is available. However, after discussing the fairness of the sale process to date, the time available to another investment bank to conduct a proper analysis, and the risk of losing bidders through delay, PharmaNet's board of directors determined to move forward without receiving a fairness opinion or an "in light of the alternatives" opinion.

        PharmaNet's board of directors decided to set the deadline for final bids on the evening of February 1, 2009. After three rounds of bidding, on Sunday evening February 1, 2009, both JLL and the first Other Private Equity Bidder proposed a bid of $4.60 per Share. In accordance with PharmaNet's directives, UBS then contacted both bidders to inform them that any adjustments to their bids be made prior to a meeting of PharmaNet's board of directors scheduled for the following day since it was PharmaNet's board of directors' desire to select, at that meeting, a single bidder with which to pursue a transaction.

        On Monday, February 2, 2009, PharmaNet's board of directors met to discuss the proposed bids received on Sunday evening. Immediately prior to the PharmaNet board of directors meeting, JLL submitted a final bid for $5.00 per Share. The first Other Private Equity Bidder sent in a letter stating that it needed more time to discuss with its investment committee, but orally indicated to UBS that it would only increase its bid by $0.10 to $0.15 per Share, or an aggregate of $4.70 to $4.75 per Share. In response to questions from PharmaNet's board of directors, representatives of UBS informed PharmaNet's board of directors that, for the reasons previously indicated, UBS' financial analysis, based primarily on a preliminary discounted cash flow model, would not support the rendering by UBS of an opinion to the effect that the $5.00 per Share consideration proposed to be received by the holders of Shares was fair, from a financial point of view, to such holders. PharmaNet's board of directors discussed the terms of the two proposals with PharmaNet senior management, UBS, Latham and Morgan Lewis. After discussing in detail the risks of potentially extending the process further, including the risk of one of the bidders withdrawing from the sale process, any potential material changes in PharmaNet's business and the unlikelihood of an increase in the price per Share beyond $5.00, PharmaNet's board of directors decided to move forward with the Offer and the Merger with JLL and approved the Merger Agreement with JLL substantially in the form presented to PharmaNet's board of directors by counsel. PharmaNet's board of directors authorized management to finalize the Merger Agreement as long as there were no material changes.

        On February 3, 2009, PharmaNet and JLL executed the Merger Agreement, and PharmaNet and JLL issued a press release announcing the execution of the Merger Agreement and related transactions.

11.
Purpose of the Offer and Plans for PharmaNet; Summary of the Merger Agreement and Certain Other Agreements

Purpose of the Offer; Plans for PharmaNet; Other Matters

        The purpose of the Offer and the Merger is for JLL, through Purchaser, to acquire control of, and the entire equity interest in, PharmaNet. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected and reduce the time required for stockholders to receive the transaction consideration and to complete the acquisition of PharmaNet. Pursuant to the Merger, Parent will acquire all of the capital stock of PharmaNet not purchased pursuant to the Offer, the Top-Up Option or otherwise. Stockholders of PharmaNet who sell their Shares in the Offer will cease to have any equity interest in PharmaNet or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in PharmaNet. On the other hand, after selling their Shares in the

Offer or the subsequent Merger, stockholders of PharmaNet will not bear the risk of any decrease in the value of PharmaNet.

        Assuming Purchaser purchases a majority of the outstanding Shares pursuant to the Offer, Parent is entitled and currently intends to exercise its rights under the Merger Agreement to obtain pro rata representation (rounded up to the nearest number of directors) on, and control of, the PharmaNet board of directors. See "Summary of the Merger Agreement—PharmaNet's Board of Directors" below. At the Effective Time, the certificate of incorporation of Purchaser and the bylaws of Purchaser, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and the bylaws of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation and bylaws. The directors of Purchaser will become the directors of the PharmaNet until their respective successors are duly elected or appointed. See "Summary of the Merger Agreement—PharmaNet's Board of Directors" below.

        In the ordinary course of its business, JLL and its affiliates consider possible strategies for enhancing value by investing in companies and businesses. JLL and the Sponsors believe that PharmaNet faces considerable near term liquidity challenges given that the holders of its Convertible Notes may require PharmaNet to repurchase up to $143,750,000 of the Convertible Notes beginning on August 15, 2009. Considering the current difficulties in the credit markets and the uncertain prospects for refinancing PharmaNet's indebtedness, JLL and the Sponsors believe that the infusion of capital into PharmaNet in connection with the Merger will allow PharmaNet to address its near term liquidity challenges. In addition, JLL and the Sponsors believe that the Merger represents an attractive opportunity for PharmaNet to strengthen its balance sheet and grow its business, making PharmaNet an attractive long-term investment for JLL and the Sponsors. In addition, the Offer provides an opportunity for existing stockholders of PharmaNet to sell their Shares at a premium over recent trading prices. The Offering Price represents a premium of 273% over the closing price of the shares on The Nasdaq Global Select Market on February 2, 2009 (the last trading day before we announced our intention to make an offer for all of the outstanding Shares), and a premium of 334% over the average closing price of the shares during the thirty (30) trading days ended on February 2, 2009.

        Within thirty (30) days after Purchaser's acceptance for payment of the Shares validly tendered and not properly withdrawn in the Offer, PharmaNet will notify each holder of record of the Convertible Notes that a "Fundamental Change" (as defined in the Convertible Notes) has occurred and PharmaNet, using funds made available by the Sponsors, will repurchase the Convertible Notes from each holder thereof that exercises the Fundamental Change Repurchase Right (as defined in the Convertible Notes) in accordance with the terms of the Convertible Notes, the indenture and each of the other instruments and documents governing the Convertible Notes.

        Parent and Purchaser are continuing to conduct a detailed review of PharmaNet and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what changes would be desirable in light of the circumstances that exist upon completion of the Offer. Parent and Purchaser will continue to evaluate the business and operations of PharmaNet during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of PharmaNet's business, operations, capitalization and management with a view to optimizing development of PharmaNet's potential in conjunction with PharmaNet's existing businesses and JLL's investment strategies. It is possible that we could implement changes to PharmaNet's business, corporate structure, charter, bylaws, capitalization, board of directors and management, that could involve, among other things, consolidating and streamlining certain operations and reorganizing, relocating, liquidating or otherwise disposing of other businesses, operations and material assets, including the winding up of PharmaNet's separate existence and integration of PharmaNet's business and operations into one or more of the JLL's (or its affiliates') portfolio companies. Except as disclosed in this Offer to Purchase, Parent,

Purchaser and JLL have no current plans with respect to any of such matters, but Parent reserves the right to change its plans and intentions at any time, as it deems appropriate.

        After completion or termination of the Offer, we may seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon terms and at prices as we determine, which may be more or less than the Offer Price. If we do not acquire sufficient Shares in the Offer, including any Subsequent Offering Period, to complete the Merger under the short-form merger provisions of the DGCL, we expect to acquire additional Shares by exercising the Top-Up Option, subject to the limitations set forth in the Merger Agreement.

Summary of the Merger Agreement

        The following summary of certain provisions of the Merger Agreement is qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as an exhibit to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9—"Certain Information Concerning Purchaser, Parent and the Sponsors." Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.

        The Offer.    The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable after the execution of the Merger Agreement, and that, subject to the satisfaction of the Minimum Condition and the other conditions that are described in Section 13—"Conditions of the Offer", Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn in the Offer as promptly as practicable after Purchaser is legally permitted to do so.

        Parent and Purchaser expressly reserve the right to increase the Offer Price or to make other changes in the terms and conditions of the Offer, except that, without PharmaNet's prior written approval, Purchaser is not permitted to (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend or waive the Minimum Condition, (v) amend any of the conditions to the Offer described in Section 13—"Conditions of the Offer" in a manner adverse to PharmaNet's stockholders or (vi) extend the expiration of the Offer in a manner other than in accordance with the Merger Agreement.

        Unless extended in accordance with the terms of the Merger Agreement, the Offer will expire at midnight on the Expiration Date.

        The Merger Agreement provides that Purchaser (i) may, in its sole discretion, extend the Offer for successive periods of up to twenty (20) business days and (ii) will extend the Offer to the extent required by applicable laws or applicable rules or regulations of the SEC. The Merger Agreement also provides that if on any scheduled Expiration Date either the Minimum Condition or the HSR Condition is not satisfied but all other conditions and requirements are satisfied or waived, then Purchaser will extend the Offer for up to forty (40) business days; provided, however, that Purchaser will not be required to extend the Offer more than twice and Purchaser will not be required to extend the Offer (i) beyond August 15, 2009 or (ii) at any time that Parent and Purchaser have the right to terminate the Merger Agreement.

        After acceptance for payment of Shares in the Offer, if Parent and Purchaser do not hold, in the aggregate, at least 90% of the issued and outstanding Shares, then Purchaser may provide a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act which will be between three (3) and twenty (20) business days in the aggregate. Purchaser is required to immediately accept for payment, and pay for, all Shares validly tendered in any subsequent offering period.

        Purchaser has agreed that it will not terminate the Offer prior to any scheduled Expiration Date without the written consent of PharmaNet, except if the Merger Agreement is terminated pursuant to its terms. If the Merger Agreement is terminated pursuant to its terms, then Purchaser is required to promptly, and in any event within 24 hours, irrevocably and unconditionally terminate the Offer.

        PharmaNet's Board of Directors.    Under the Merger Agreement, after Purchaser accepts for payment any Shares validly tendered in the Offer, Parent is entitled to elect or designate a number of directors, rounded up to the next whole number, to the board of directors of PharmaNet that is equal to the total number of directors on PharmaNet's board of directors multiplied by the percentage that the Shares beneficially owned by Parent, Purchaser and any of their affiliates, in the aggregate, bears to the total number of Shares then outstanding. At Purchaser's request, PharmaNet will take such actions necessary to enable Purchaser's designees to be elected or designated to PharmaNet's board of directors, including filling vacancies or newly created directorships on PharmaNet's board of directors, increasing the size of PharmaNet's board of directors (including by amending PharmaNet's bylaws, if necessary, to increase the size of the board of directors) and/or by securing the resignations of its incumbent directors and PharmaNet agreed to cause Purchaser's designees to be so elected or designated. After Purchaser accepts for payment any Shares validly tendered in the Offer, PharmaNet has also agreed to cause Purchaser's designees to constitute the same percentage of (i) each committee of PharmaNet's board of directors and (ii) each board of directors of PharmaNet's subsidiaries and each committee thereof, as on PharmaNet's board of directors, to the extent permitted by applicable law and the NASDAQ Marketplace Rules. After Purchaser accepts for payment any Shares validly tendered in the Offer, PharmaNet has also agreed, at Parent's request, to elect to be treated as a "controlled company" as defined by NASDAQ Marketplace Rule 4350(c).

        Until the Effective Time, the PharmaNet board of directors will have at least three (3) directors who were directors of PharmaNet on February 3, 2009, the date of the Merger Agreement, and who are "independent directors" as defined by NASDAQ Marketplace Rule 4200(a)(15) (each, an "Independent Director") and at least one of whom shall be an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K (the "Continuing Directors"); provided however, that if any Continuing Director is unable to serve due to death, disability or resignation, PharmaNet shall take all necessary action (including creating a committee of the board of directors) so that the remaining Continuing Director or Continuing Directors shall be entitled to elect or designate another person who satisfies the foregoing independence requirements to fill such vacancy, and such person shall be deemed to be a Continuing Director for purposes of the Merger Agreement. After Parent's designees are elected or designated to, and constitute a majority of, the board of directors and prior to the Effective Time, in addition to any approvals of the board of directors or the stockholders of PharmaNet as may be required by the certificate of incorporation of PharmaNet, the by-law of PharmaNet or applicable law, any (i) amendment or modification of the Merger Agreement, (ii) termination of the Merger Agreement by PDGI, (iii) extension of time for performance of any of the obligations of Parent or Purchaser thereunder, (iv) waiver of any condition to PharmaNet's obligation thereunder, (v) exercise or waiver of PharmaNet's rights or remedies thereunder, (vi) amendment to PharmaNet's certificate of incorporation or by-laws, (vii) authorization of any agreement between PharmaNet and any of its subsidiaries, on the one hand, and Parent, Purchaser or any of their affiliates on the other hand, or (viii) taking of any other action by PharmaNet in connection with the Merger Agreement or the transactions contemplated thereby may, in each case, be effected only if there are in office one (1) or more Continuing Directors and such action is approved by a majority of the Continuing Directors then in office; provided however, that PharmaNet shall designate, prior to the Acceptance Time, two (2) alternate Continuing Directors that the board of directors shall appoint in the event of the death, disability or resignation of the Continuing Directors, each of whom shall, following such appointment to the board of directors, be deemed to be a Continuing Director for purposes of the Merger Agreement. The Continuing Directors shall have, and Parent shall cause the Continuing Directors to have, the authority to retain such counsel (which may include current counsel to PharmaNet or the board of directors) and other advisors at the expense of PharmaNet as determined by the Continuing Directors, and the authority to institute any action on behalf of PharmaNet to enforce performance of the Merger Agreement.

        The Merger.    The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time:

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  Purchaser will be merged with and into PharmaNet and, as a result of the Merger, the separate corporate existence of Purchaser will cease;

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  PharmaNet will be the Surviving Corporation in the Merger; and

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  all of the rights, privileges, powers, franchises, properties and assets of PharmaNet and Purchaser will vest in the Surviving Corporation and continue unaffected by the Merger.

        The obligations of Parent and Purchaser, on the one hand, and PharmaNet, on the other hand, to complete the Merger are subject to the satisfaction of the following conditions:

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  the Merger Agreement having been adopted and the Merger approved by the requisite vote of the stockholders of PharmaNet, if necessary or required by applicable law;

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  Purchaser having accepted for payment, or caused to be accepted for payment, all Shares validly tendered and not withdrawn in the Offer; and

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  the consummation of the Merger will not then be restrained, enjoined or prohibited by any order of any governmental entity and there will not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any governmental entity which prevents the consummation of the Merger.

        Conversion of Capital Stock.    At the Effective Time, by virtue of the Merger:

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  each issued and outstanding share of Purchaser's common stock will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation;

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  all Shares owned by PharmaNet or by Parent, Purchaser or any of their respective subsidiaries will be cancelled and will cease to exist, and no consideration will be delivered in exchange for those Shares; and

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  each issued and outstanding Share (other than Shares to be cancelled in accordance with the preceding paragraph, and other than Shares held by a holder who exercises appraisal rights with respect to the Shares) will be converted into the right to receive the Offer Price in cash, without interest.

        After the Effective Time, the Shares will no longer be outstanding and will cease to exist, and each holder of a certificate representing Shares will cease to have any rights with respect thereto, except the right to receive the Offer Price in cash, without interest, upon the surrender of such certificate. At or prior to the Effective Time, Parent will deposit with the paying agent for the Merger the aggregate consideration to be paid to holders of Shares in the Merger.

        Top-Up Option.    Pursuant to the Merger Agreement, PharmaNet granted to Purchaser an irrevocable Top-Up Option to purchase additional Shares, at a price per share equal to the Offer Price that, when added to the number of Shares owned by Parent, Purchaser and their subsidiaries at the time of such exercise, will constitute at least one Share more than 90% of the Shares then outstanding (after giving effect to the Top-Up Option). The exercise price for the Top-Up Option may be paid by Purchaser (i) entirely in cash or (ii) at Purchaser's election, by (x) paying in cash an amount equal to not less than the aggregate par value of the additional Shares to be purchased and (y) delivery of a promissory note having a principal amount equal to the balance of the aggregate purchase price, bearing interest at 3% per annum, made by Purchaser and due and payable within one year, which may be prepaid without premium or penalty.

        The Top-Up Option is subject to the conditions that (i) no provision of applicable law or any order prohibits the exercise of the Top-Up Option or the delivery of the Shares in respect thereof, (ii) upon exercise, Parent, Purchaser and their respective subsidiaries would hold, in the aggregate, at least one Share more than 90% of the Shares then outstanding and (iii) Purchaser has accepted for payment all Shares validly tendered in the Offer. The Top-Up Option is not exercisable for a number of Shares in excess of PharmaNet's total authorized and unissued Shares.

        Purchaser may not exercise the Top-Up Option after (i) the fifth business day after the later of (1) the Expiration Date and (2) the expiration of any subsequent offering period and (ii) the termination of the Merger Agreement.

        Treatment of Options, Restricted Stock Units and Other Equity Plans.    When Purchaser accepts Shares for payment in the Offer, each option to purchase Shares granted pursuant to PharmaNet's equity compensation plans will vest in full and be converted into the right to receive, payable by the Surviving Corporation as soon as reasonably practicable after the Effective Time, a payment in cash equal to the product of (i) the excess, if any, of (x) the Offer Price in cash, without interest over (y) the exercise price per Share subject to such option, multiplied by (ii) the number of Shares for which such option has not previously been exercised.

        At the Effective Time, in accordance with the Merger Agreement, each outstanding, unexercised restricted stock unit award will be canceled in the Merger and in exchange for each such canceled restricted stock unit award, the holder will be entitled to a lump sum cash distribution payable by the Surviving Corporation in the Merger in an amount determined by multiplying the number of Shares subject to each such canceled restricted stock unit award, whether vested or unvested, by the Merger Consideration. To the extent any restricted stock unit award is subject to a deferred payment schedule pursuant to the applicable distribution provisions of Section 409A of the Code so that the consideration cannot be paid to the holder without the holder's incurrence of a penalty tax and interest penalties under the Code, then the Surviving Corporation will deposit the consideration for each such holder into a grantor trust and that will accordingly serve as the funding source for the Surviving Corporation to satisfy its obligations to pay each such holder the held-back consideration to which such holder is entitled, together with accrued interest thereon, as that consideration becomes payable in one or more installments in accordance with the deferred payment schedule applicable to that award. See Section 11—"Purpose of the Offer and Plans for PharmaNet; Summary of the Merger Agreement and Certain Other Agreements."

        The current offerings in progress under PharmaNet's 2004 Employee Stock Purchase Plan (the "ESPP") will continue, and the Shares will be issued to participants on the next currently scheduled purchase dates occurring after the date of the Merger Agreement as provided under the ESPP. Any offering in progress as of the Effective Time will be terminated as of immediately prior to the Effective Time, and the payroll deductions of each participant under the ESPP accumulated as of immediately prior to the Effective Time for the then-current offering period will be immediately applied to the purchase of whole Shares in accordance with the terms of the ESPP, which such Shares will be automatically converted into the right to receive the Offer Price, without interest, with respect to such Shares.

        Meeting of Stockholders to Approve the Merger; Merger Without Meeting of Stockholders.    PharmaNet has agreed, acting through its board of directors, to:

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  as promptly as practicable after Purchaser accepts for payment for Shares validly tendered in the Offer, duly set a record date for and call and give notice of a special meeting of its stockholders, which we refer to as the "special meeting," for the purpose of considering and taking action upon the Merger Agreement;

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  file a proxy statement with the SEC and cause a definitive proxy statement for the special meeting to be mailed to PharmaNet's stockholders; and

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  use its commercially reasonable efforts to solicit proxies from its stockholders in favor of the adoption of the Merger Agreement and approval of the Merger and secure the required approval of the stockholders.

        PharmaNet has agreed to include in the proxy statement the Recommendation (as defined below) of PharmaNet's board of directors that stockholders of PharmaNet vote in favor of the adoption of the Merger Agreement and the approval of the Merger. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned of record by Parent, or Purchaser or with respect to which Parent or Purchaser have sole voting power, if any, in favor of the adoption of the Merger Agreement and approval of the Merger.

        If Parent, Purchaser and any of their subsidiaries and affiliates hold, in the aggregate, at least 90% of the outstanding Shares after Purchaser accepts for payment Shares validly tendered in the Offer and after any subsequent offering period, the parties to the Merger Agreement will cause the Merger to become effective as promptly as practicable without a meeting of PharmaNet's stockholders pursuant to Section 253 of the DGCL.

        Representations and Warranties.    The Merger Agreement contains representations and warranties made by PharmaNet to Parent and Purchaser and representations and warranties made by Parent and Purchaser to PharmaNet. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

        In the Merger Agreement, PharmaNet has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

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  corporate matters related to PharmaNet and its subsidiaries, such as organization, standing, power and authority;

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  its capitalization;

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  its subsidiaries;

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  the authority of PharmaNet to enter into the Merger Agreement, including approval by PharmaNet's board of directors;

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  required consents and approvals, and no violations of laws, governance documents or agreements;

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  the absence of certain liens;

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  financial statements and public SEC filings;

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  internal controls and compliance with the Sarbanes-Oxley Act of 2002;

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  the absence of undisclosed liabilities;

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  compliance with laws and permits;

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  environmental matters;

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  employee benefit plans, ERISA matters and certain related matters;

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  interested party transactions;

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  conduct of business in all material respects in the ordinary course of business consistent with past practice and the absence of a Company Material Adverse Effect (as defined below);

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  litigation;

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  the offer documents, Schedule 14D-9 and the proxy statement to be filed by PharmaNet in connection with the Merger Agreement;

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  taxes;

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  labor matters and employment agreements;

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  intellectual property;

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  real property;

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  the vote required for the adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement;

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  material contracts;

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  finders' and brokers' fees and expenses;

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  the inapplicability of state takeover statutes to the Offer or the Merger;

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  the inapplicability of PharmaNet's Rights Plan to the Merger Agreement and the transactions contemplated by the Merger Agreement;

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  insurance; and

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  compliance with the Foreign Corrupt Practices Act.

        Some of the representations and warranties in the Merger Agreement made by PharmaNet are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement, a "Company Material Adverse Effect" means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, has or would be reasonably expected to have a material adverse effect on or with respect to the business, results of operation or financial condition of PharmaNet and its subsidiaries, taken as a whole. The definition of "Company Material Adverse Effect" excludes facts, circumstances, events, changes, effects or occurrences:

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  generally affecting the pharmaceutical contract research organization industry, to the extent that such changes do not have an adverse impact on PharmaNet and it subsidiaries in a manner materially and disproportionately greater than the effects on other persons operating in the pharmaceutical contract research organization industry (measured with respect to PharmaNet after giving effect to the impact of such effect on other persons operating in the pharmaceutical contract research organization industry);

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  generally affecting the economy, financial, debt or securities markets or political or regulatory conditions, to the extent that such changes do not have an adverse impact on PharmaNet and it subsidiaries in a manner materially and disproportionately greater than the effects on other persons operating in the pharmaceutical contract research organization industry (measured with respect to PharmaNet after giving effect to the impact of such effect on other persons operating in the pharmaceutical contract research organization industry);

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  in law or GAAP or the interpretations thereof;

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  resulting from actions of PharmaNet or any of its subsidiaries which Parent has expressly requested or consented to, or resulting from the announcement of the Offer, the Merger or the proposal thereof or the Merger Agreement and the transactions contemplated by the Merger Agreement, or from compliance by PharmaNet with the Merger Agreement;

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  resulting from changes in the price or trading volume of Shares or PharmaNet's failure to meet any projections or forecasts or resulting from the Company's results of operations for the quarter ended December 31, 2008 or any subsequent quarter, including any non-cash impairment charge for such period (but excluding the underlying causes of any such change in the price or trading volume of Shares or the failure to meet projections or forecasts, unless such causes are otherwise excluded pursuant to the definition of Company Material Adverse Effect);

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  resulting from the modification, delay or cancellation of contracts with clients of PharmaNet or any of its subsidiaries, including those contracts included in PharmaNet's or any of its subsidiaries' backlog, or the failure to generate new client contracts; or

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  resulting from PharmaNet's receipt of a going-concern opinion from its auditors based on a lack of a plan to repay the Convertible Notes or if PharmaNet is not solvent as a result of the potential repayment of the Convertible Notes.

        In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to PharmaNet with respect to, among other things:

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  corporate matters, such as organization, standing, power and authority;

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  the authority of Parent and Purchaser to enter into the Merger Agreement;

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  consents and approvals, and no violations of laws, governance documents or agreements;

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  the Offer Documents and the Proxy Statement;

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  sufficiency of funds;

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  ownership of Purchaser by Parent;

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  finders' and brokers' fees and expenses;

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  litigation;

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  solvency; and

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  access to information regarding PharmaNet.

        None of the representations and warranties contained in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement survive Purchaser's acceptance for payment of Shares validly tendered in the Offer. This limit does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        Conduct of Business of PharmaNet.    Except as required by the terms of the Merger Agreement, or consented to by Parent (which consent will not be unreasonably withheld, delayed or conditioned), from the date of the Merger Agreement until the Effective Time, PharmaNet has agreed that it will, and will cause its subsidiaries to:

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  conduct their operations in all material respects in the ordinary course consistent with past practice;

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  use commercially reasonable efforts to maintain and preserve intact their business organizations and relationships in all material respects;

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  use commercially reasonable efforts to preserve their assets, rights and properties in good repair and condition in all material respects; and

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  use commercially reasonable efforts to keep available the services of their key officers and key employees.

        In addition, except as required or expressly permitted by the terms of the Merger Agreement or consented to by Parent (which consent will not be unreasonably withheld, delayed or conditioned), from the date of the Merger Agreement until the Effective Time, PharmaNet will not, and will not permit its subsidiaries to, among other things and subject to certain exceptions set forth in the Merger Agreement:

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  adjust, split, combine or reclassify any capital stock or otherwise amend the terms of its capital stock, or modify the rights of the holders thereof;

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  make, declare or pay any dividend, or make any other distribution on or redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except in connection with (i) the exercise of stock options or settlement of other awards or obligations or (ii) dividends or distributions paid in cash to PharmaNet by its subsidiaries;

  •
  grant any person any right to acquire any shares of its capital stock;

  •
  issue or sell any additional shares of capital stock, any securities convertible into, or any rights, warrants or options to acquire, any such shares of capital stock, except pursuant to the exercise of conversion rights of currently outstanding securities, the exercise of stock options or settlement of other awards;

  •
  except with respect to the repayment of certain indebtedness, sell, lease, license, transfer, mortgage, abandon, encumber or otherwise subject to a lien or dispose of any properties, rights or assets having a value in excess of $500,000, individually, or $1,000,000, in the aggregate (other than (x) sales of inventory or commodity, sale or hedging agreements, in each case in the ordinary course of business consistent with past practice or (y) the sale of PharmaNet's real property located in Miami, Florida);

  •
  make or authorize any capital expenditures in excess of $500,000, in the aggregate, except those contemplated in the current capital expenditure budget;

  •
  incur any indebtedness for borrowed money (including the issuance of any debt security), any capital lease obligations, any guarantee of any such indebtedness of any other person, or modify any existing indebtedness, (other than refinancing of existing indebtedness with Parent's consent, borrowings under such refinancing in the ordinary course consistent with past practice or surety bonds entered into in the ordinary course of business);

  •
  acquire any interest in another person or business (including by merger) or enter into binding agreements with respect to any such acquisition;

  •
  terminate, cancel, renew or agree to any material amendment to any PharmaNet material contract or enter into any material contracts, except in the ordinary course of business consistent with past practice;

  •
  except in the case of new hires and terminations of employees (and, in such cases, subject to certain limitations), in the ordinary course of business, consistent with past practice, in each case, enter into or amend any employment, severance or termination agreement;

  •
  except as required by law, contractual commitments, or the terms of PharmaNet's benefit plans, (i) increase the compensation or benefits of any of its employees, independent contractors or directors, other than increases in the ordinary course of business, consistent with past practice, (ii) amend or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan, for the benefit of its employees, independent contractors or directors, or (iii) accelerate the vesting or exercisability of any stock options or other stock-based compensation;

  •
  other than with respect to taxes, compromise, settle or agree to settle any lawsuit, or investigation (including any lawsuit or investigation relating to the Merger Agreement or the transactions contemplated by the Merger Agreement), other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages (x) not in excess of $250,000, individually, $500,000, in the aggregate, or (y) consistent with PharmaNet's reserves reflected in the September 30, 2008 balance sheet, in any case, without the imposition of material equitable relief on, or the admission of wrongdoing by, PharmaNet or any of its subsidiaries;

  •
  amend or waive any material provision of the charter, by-laws or other organizational documents;

  •
  modify the size of the board of directors, except as contemplated by the Merger Agreement;

  •
  enter into any new line of business outside of its existing business and reasonable extensions thereof;

  •
  take any action to render inapplicable, or to exempt any third party from any anti-takeover laws or the Rights Agreement;

  •
  enter into any new lease or amend the terms of any existing lease of real property which would require payments over the remaining term of such lease in excess of $500,000, except as otherwise required in the ordinary course of business or as set forth in the current budget;

  •
  implement or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity (other than among wholly owned subsidiaries);

  •
  adopt any material change in financial accounting principles, practices or methods, other than as required by GAAP, PharmaNet's outside auditors, applicable law or regulatory guidelines;

  •
  except to the extent any such settlement is consistent with reserves reflected in PharmaNet's September 30, 2008 balance sheet, change any material method of tax accounting, enter into any closing agreement with respect to material taxes, settle any material liability for taxes, change any material tax election, file any claim for a material refund of taxes or file any material amended tax return, in each case other than in the ordinary course of business consistent with past practice; or

  •
  agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of any of the actions described in the foregoing bullet points.

        Conduct of the Parties.    Except as required by applicable law or as contemplated by the Merger Agreement, from the date of the Merger Agreement until the Effective Time or the termination of the Merger Agreement, no party to the Merger Agreement will take, or permit any of its affiliates to take, any action that is intended to or which would reasonably be expected to materially adversely affect or materially delay the ability of such party (i) from obtaining any necessary approvals of any governmental entity required for the transaction contemplated by the Merger Agreement, (ii) performing its covenants and agreements under the Merger Agreement, (iii) consummating the transaction contemplated by the Merger Agreement or (iv) materially delaying or prohibiting the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

        No Solicitation.    From the date of the Merger Agreement until completion of the Merger or, if earlier, the termination of the Merger Agreement, PharmaNet agreed that it will not and will cause its subsidiaries and their respective officers, directors, employees, agents and representatives, whom we refer to collectively as "representatives," not to, directly or indirectly:

  •
  initiate, solicit, or knowingly encourage (including by providing information) or facilitate or knowingly facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal (as defined below), or any inquiry, proposal or offer that is reasonably likely to lead to, an Alternative Proposal;

  •
  engage, continue or participate in any negotiations concerning, provide information in connection with, or have any discussions relating to or that is reasonably likely to lead to, an actual or proposed Alternative Proposal;

  •
  approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Proposal;

  •
  enter into any letter of intent, agreement in principle, merger agreement, stock purchase agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal;

  •
  withdraw any standstill or similar provision in any confidentiality or other agreement to which PharmaNet or any of its subsidiaries is a party; or

  •
  resolve to propose or agree to do any of the foregoing.

        As of the date of the Merger Agreement, PharmaNet agreed that it will, will cause each of its subsidiaries to, and will use its reasonable best efforts to cause each of its and their respective representatives to, immediately cease any solicitations, discussions or negotiations with any person that has made or indicated an intention to make an Alternative Proposal, and PharmaNet agreed to request the prompt return or destruction of all confidential information previously furnished in connection with such Alternative Proposals.

        Notwithstanding the restrictions described above, at any time before the acceptance of Shares for payment in the Offer, PharmaNet may furnish information with respect to PharmaNet and its subsidiaries to any third party that has submitted an unsolicited written Alternative Proposal, and participate in discussions or negotiations regarding the Alternative Proposal, if:

  •
  PharmaNet has not breached PharmaNet's obligations under the no solicitation provisions of the Merger Agreement in any material respect;

  •
  PharmaNet's board of directors determines in good faith, after consultation with PharmaNet's financial advisor and outside legal counsel, that the Alternative Proposal constitutes, or is reasonably expected to lead to, a Superior Proposal (as defined below);

  •
  after consultation with its outside legal counsel, PharmaNet's board of directors determines that the failure to take such action would be inconsistent with its fiduciary duties to PharmaNet's stockholders under applicable law; and

  •
  any information furnished to the third party making the Alternative Proposal is covered by a confidentiality agreement containing terms no less favorable to PharmaNet in the aggregate than the terms of the confidentiality agreement, dated December 1, 2008 between JLL Partners, Inc. and PharmaNet.

        PharmaNet is also required to deliver to Parent a copy of any information delivered to the third party if the information has not previously been furnished to Parent.

        In addition, PharmaNet has agreed that, promptly, and in any event within 48 hours, PharmaNet will notify Parent orally and in writing of any inquiries it receives regarding any Alternative Proposal, any requests for information reasonably expected to be related to an Alternative Proposal and any inquiry that would reasonably be expected to result in an Alternative Proposal. Such notification will include the identity of the third party making the Alternative Proposal and the material terms and conditions of any such Alternative Proposal or inquiries or requests. PharmaNet is required to keep Parent informed on a reasonably current basis of the status of any discussions or material developments relating to the Alternative Proposal.

        The Merger Agreement does not prohibit PharmaNet or its board of directors from taking and disclosing to its stockholders a position as required by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or making any required disclosure to PharmaNet's stockholders if, in the good faith judgment of the board, after consultation with its outside counsel, it is required to do so under applicable law, provided that, any such disclosure (other than a "stop-look-and-listen communication" or similar communication contemplated by Rule 14d-9(f) under the Exchange Act) will only be deemed a "Change of Recommendation" if the board of directors fails to expressly publicly reaffirm its Recommendation with five business days of such disclosure.

        PharmaNet agreed that it will not take any action to exempt any person from the restrictions on "business combinations" contained in Section 203 of the DGCL (or other similar provisions of law) or terminate or amend the Rights Agreement, otherwise than in connection with the transactions contemplated by the Merger Agreement or the termination thereof by its terms.

        Company Board Recommendation.    Subject to the provisions described below, PharmaNet's board of directors agreed to recommend that the holders of the Shares accept the Offer, tender their Shares to Purchaser in the Offer and, if necessary under applicable law, adopt the Merger Agreement and approve the Merger. This is referred to as the "Recommendation." PharmaNet's board of directors also agreed to include the Recommendation in the Schedule 14D-9 and to permit Parent to include the Recommendation in this Offer to Purchase and related Offer documents. The Merger Agreement provides that PharmaNet's board of directors will not effect a Change of Recommendation except as described below.

        Neither PharmaNet's board of directors nor any committee thereof will (i) withdraw or modify the Board Recommendation in a manner adverse to Parent or Purchaser, or publicly propose to do so, (ii) approve or recommend any letter of intent, agreement in principle, acquisition agreement, stock purchase agreement, option agreement or similar agreement constituting or relating to, or that is intended to be or would reasonably be likely to result in, any Alternative Proposal or (iii) approve or recommend any Alternative Proposal, or publicly propose to do so.

        Notwithstanding the foregoing, PharmaNet's board of directors may withdraw, modify or qualify its Recommendation (which we refer to as a "Change of Recommendation") with respect to a Superior Proposal, if PharmaNet's board of directors determines in good faith, (x) after consultation with PharmaNet's outside legal counsel and financial advisor, that an unsolicited written Alternative

Proposal constitutes a Superior Proposal (after giving effect to any modifications to the Merger Agreement offered by Parent) and (y) after consultation with outside counsel, that the failure to take such action would be inconsistent with the board of directors' fiduciary duties under applicable law; provided that prior to such Change of Recommendation:

  •
  the board of directors will have determined that it has received a Superior Proposal;

  •
  PharmaNet will have notified Parent and Purchaser in writing of the board of directors' intention to make a Change of Recommendation, including in such notice the identity of the third party making such proposal, the most current written agreement relating to the transaction that constitutes such Superior Proposal and all related transaction agreements;

  •
  PharmaNet and its representatives will have negotiated in good faith with Parent and Purchaser to make adjustments to the terms and conditions of the Merger Agreement so that the Alternative Proposal no longer constitutes a Superior Proposal; and

  •
  at least five business days following both the receipt by Parent and Purchaser of the notice referred to in the second bullet point above and the negotiations referred to in the third bullet point above, and taking into account any revised proposal committed to by Parent and Purchaser, the board of directors will have determined in good faith, after consultation with outside counsel and PharmaNet's financial advisor, that such Superior Proposal continues to be more favorable to PharmaNet and its stockholders from a financial point of view than the revised proposal committed to by Parent and Purchaser, if any.

For purposes of this Offer to Purchase and the Merger Agreement:

  •
  "Alternative Proposal" means any bona fide inquiry, proposal or offer from any person or group of persons other than Parent or one of its affiliates relating to, in a single transaction or series of related transactions, (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving a direct or indirect acquisition of PharmaNet (or any subsidiary or subsidiaries of PharmaNet whose business constitutes 20% or more of the net revenues, net income or assets (based on fair market value) of PharmaNet and its subsidiaries, taken as a whole) or (ii) the acquisition (including by way of tender or exchange offer) in any manner, directly or indirectly, of over 20% of (x) the issued and outstanding PharmaNet Common Stock or (y) the consolidated total assets (based on fair market value) of PharmaNet and its subsidiaries, in each case, other than the Merger.

  •
  "Superior Proposal" means any Alternative Proposal on terms which the board of directors determines in good faith, after consultation with outside counsel and PharmaNet's financial advisor, to be more favorable from a financial point of view to the holders of PharmaNet's Common Stock than the Merger to be effected pursuant to the Merger Agreement, taking into account its consultation with outside counsel and PharmaNet's financial advisor and all the terms and conditions of such proposal (including all legal, financial (including financing terms), regulatory and other aspects of such Alternative Proposal, as well as the likelihood and timing of consummation thereof) and the Merger Agreement (including any changes to the terms of the Merger Agreement committed to by Parent in good faith to PharmaNet in response to such proposal or otherwise); provided that, for purposes of the definition of "Superior Proposal", the references to "20%" in the definition of Alternative Proposal will be deemed to be references to "50%."

        Employee Matters.    For a period of one year following the Effective Time, Parent is required to provide each current employee of PharmaNet and its subsidiaries who remain employed by PharmaNet or its subsidiaries employee benefits that are in the aggregate comparable to those benefits provided such employees prior to the Effective Time. Parent and the Surviving Corporation may terminate any employee of PharmaNet or its subsidiaries at time, provided that, during the one year period following the Effective Time, Parent and the Surviving Corporation will provide such terminated employees severance benefits at the levels pursuant to the severance plans of PharmaNet or its subsidiaries in effect immediately prior to the Effective Time.

        Parent will, or will cause the Surviving Corporation to, recognize all service of employees of PharmaNet or its subsidiaries for vesting and eligibility purposes in any Parent benefit plan in which such employees may be eligible to participate after completion of the Merger. Each employee of PharmaNet or its subsidiaries will also be eligible to participate in any new benefit plans without any waiting periods and will not be subject to any pre-existing condition and actively-at-work exclusions, unless such conditions would not have been waived under the corresponding benefit plan provided by PharmaNet before the Merger.

        Parent also agreed to cause the Surviving Corporation to perform all duties and obligations in accordance with the terms of employment agreements between PharmaNet and its subsidiaries and their employees and to honor all obligations under PharmaNet's and its subsidiaries' benefit plans in existence immediately prior to the effective time, provided that, the Surviving Corporation may amend or terminate any benefit plan to the extent permitted by its terms or applicable law.

        Required Approvals.    Each of the parties to the Merger Agreement has agreed to use its reasonable best efforts to take all actions, and do all things necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement, including (i) obtaining as promptly as practicable all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, from any governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any governmental entity, (ii) obtaining as promptly as practicable all necessary consents, approvals or waivers from any third parties in connection with the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement; provided that, neither PharmaNet nor any of its subsidiaries will commit to the payment of any fee, penalty or other consideration, in connection with obtaining any consent, without the prior consent of Parent.

        PharmaNet and Parent also agreed that they will:

  •
  promptly, but in no event later than five business days after the date of the Merger Agreement, make the filings required under the HSR Act with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act;

  •
  by any applicable legal deadline, file any and all forms required by any applicable other antitrust law with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods thereunder;

  •
  use reasonable best efforts to cooperate with each other in determining promptly whether any filings are required to be made with, or consent required to be obtained from, any third parties or other governmental entities in connection with the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement and making promptly all such filings and obtaining all such consents, as promptly as practicable;

  •
  supply to any governmental entity as promptly as reasonably practicable any additional information that may be requested pursuant to any law or by such governmental entity; and

  •
  use reasonable best efforts to take promptly all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement, as promptly as practicable, including using reasonable best efforts to take all such further action as may be necessary to resolve such objections, if any, of U.S. or foreign antitrust authorities with respect to the Offer, the Merger and the other transactions contemplated by the Merger Agreement, and avoid or eliminate each and every impediment that may be asserted by any governmental entity with respect to the Merger so as to enable the Closing (as defined in the Merger Agreement) to occur as promptly as practicable and in any event no later than August 15, 2009, including, without limitation:

  •
  effecting the sale, divestiture or disposition of any assets or businesses of affiliates of Parent or of PharmaNet or its subsidiaries; and

  •
  otherwise taking or committing to take any actions that after the Closing would limit the freedom of Parent or Parent's subsidiaries (including the Surviving Corporation's) or affiliates' freedom of action with respect to, or its ability to retain, one or more of its or its subsidiaries' (including the Surviving Corporation's) or affiliates' businesses, product lines or assets, in each case as may be required in order to avoid the entry of any injunction or other order which would otherwise have the effect of preventing the Closing or delaying the Closing beyond August 15, 2009; provided that,

  •
  neither PharmaNet nor any of its subsidiaries will, nor will Parent or any of its subsidiaries or affiliates be obligated to, take any action with respect to any order of a governmental entity to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of PharmaNet or any of its subsidiaries or Parent or any of its subsidiaries or affiliates, as the case may be, unless such order is (I) not a condition for approval by a governmental entity which would have a material adverse effect on the business or operations of the combination of Parent and its affiliates' businesses with the business of PharmaNet as operated on the date of execution of the Merger Agreement and (II) binding on PharmaNet or Parent, its subsidiaries or affiliates, respectively, only in the event that the Closing occurs.

        Subject to applicable legal limitations, PharmaNet and Parent agreed to keep each other reasonably apprised of the status of matters relating to the completion of the Merger and the other transactions contemplated by the Merger Agreement, including promptly furnishing the other with copies of notices or other written communications received by PharmaNet or Parent, as the case may be, from any third party and/or any governmental entity with respect to the Merger or such transactions.

        Takeover Statute.    If any takeover statute will become applicable to the Offer, the Merger, the Top-Up Option or any other transaction contemplated by the Merger Agreement, then each of PharmaNet and Parent and the members of PharmaNet's board of directors and Parent's board of managers will grant such approvals and take such actions as are reasonably necessary to consummate such transaction as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of such law.

        Public Announcements.    PharmaNet and Parent agreed to consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement prior to the issuance of such press release or other public statement relating to the Merger Agreement and agreed to not issue any such press release or other public statement prior to such consultation except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or NASDAQ.

        Indemnification and Insurance.    Parent and Purchaser agreed that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of PharmaNet or its subsidiaries as provided in their respective certificates of incorporation or by-laws or other organizational documents or in any agreement as in effect on the date of the Merger Agreement and which was made available to Parent will survive the Merger and will continue in full force and effect to and will not, for a period of six years from the date of the Merger Agreement, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of PharmaNet or any of its subsidiaries and all rights to indemnification thereunder in respect of any action pending or asserted or any claim made within such period will continue until the disposition of such action or resolution of such claim.

        From and after the Effective Time, the Surviving Corporation, to the fullest extent permitted by law, is required to indemnify and hold harmless (and advance funds to) all past and present directors, officers and employees of PharmaNet and its subsidiaries, whom we refer to as "indemnified parties," against all costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil or criminal, for any action or omission alleged to have occurred before or after the Effective Time in connection with such indemnified party's serving as an officer, director, employee or other fiduciary of PharmaNet or its subsidiaries.

        For six years after the Effective Time, Parent will either cause to be maintained in effect the current policies of directors' and officer's liability insurance and fiduciary insurance maintained by PharmaNet and its subsidiaries or cause the Surviving Corporation to purchase a "tail policy," in either case of at least the same coverage and amounts and on terms and conditions that are not less advantageous than such current policies, except that neither Parent nor the Surviving Corporation will be required to pay with respect to such insurance polices in any one year more than 250% of the annual premium paid by PharmaNet for such insurance for the fiscal year ended December 31, 2008.

        Access; Confidentiality.    From the date of the Merger Agreement until the completion of the Merger, PharmaNet has agreed, and has agreed to cause its subsidiaries, to give Parent and Parent's representatives access to all of its properties, contracts, books and records and to those officers, employees and agents of PharmaNet to whom Parent reasonably requests access, and, during such period, PharmaNet will furnish, as promptly as practicable, to Parent all information concerning its and its subsidiaries' business, properties and personnel and all financial information as Parent may reasonably request.

        Notification of Certain Matters.    PharmaNet will give prompt notice to Parent, and Parent will give prompt notice to PharmaNet, of (i) any notice received by such party from any governmental entity or person in connection with the Offer or the Merger or the other transactions contemplated by the Merger Agreement that the consent of such entity or person is or may be required in connection with the Offer or the Merger or the other transactions contemplated by the Merger Agreement, (ii) any actions commenced or, to such party's knowledge, threatened against, relating to the Offer or the Merger or the other transactions contemplated by the Merger Agreement or (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Offer or the Merger not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of the Merger Agreement.

        ISRA.    If required under the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1-6K et seq.) ("ISRA"), PharmaNet will take all necessary actions to comply with the requirements of ISRA with respect to the transactions contemplated by the Merger Agreement, including submitting all necessary forms and conducting any required investigation and remediation, and PharmaNet will bear all of the costs and expenses associated with such compliance, including filing of a general information notice with the New Jersey Department of Environmental Protection (the "NJDEP").

        Certain Transfer Taxes.    Any liability arising out of any real estate transfer tax with respect to interests in real property owned by PharmaNet immediately prior to the Merger, if applicable and due with respect to the Merger, will be borne by the Surviving Corporation and not the stockholders of PharmaNet.

        Certain Professional Advisory Fees, etc.    PharmaNet will pay, promptly on or prior to the acceptance by Purchaser of the Shares, in full all amounts due to UBS in connection with the Offer and the transactions contemplated by the Merger Agreement.

        Fundamental Change Notice; Convertible Note Repurchase.    Within thirty days after Purchaser pays for validly tendered Shares, PharmaNet is required to mail notice of the "Fundamental Change" (as defined in the Convertible Notes) to the holders of its Convertible Notes and PharmaNet will repurchase such Convertible Notes from each holder who exercises its "Fundamental Change Repurchase Right" (as defined in the Convertible Notes).

        Termination.    The Merger Agreement may be terminated, whether before or after stockholder approval thereof:

  •
  by mutual written consent of Parent and PharmaNet, at any time prior to the Effective Time;

  •
  by either Parent or PharmaNet (which we refer to as "mutual termination rights"):

  •
  if the Offer expires as a result of the non-satisfaction of any condition to the Offer or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided that, this right to terminate the Merger Agreement is not available to any party whose breach of the Merger Agreement has been the cause or resulted in the non-satisfaction of any condition to the Offer or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased thereunder;

  •
  if any court of competent jurisdiction or other governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of or payment for Shares in the Offer or the Merger, and such order, decree, ruling or other action has become final and nonappealable (provided the party seeking to terminate the Merger Agreement will have used its reasonable best efforts to resist, resolve or lift, as applicable);

  •
  Purchaser will not have accepted validly tendered Shares for payment on or before August 15, 2009 and the party seeking to terminate the Merger Agreement has not breached in any material respect its obligations thereunder in any manner that will have proximately caused the failure to consummate the Merger on or before August 15, 2009;

  •
  by PharmaNet (which we refer to as the "PharmaNet termination rights"):

  •
  at any time prior to the to the acceptance for payment of Shares in the Offer, if Parent or Purchaser will have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform cannot be cured by August 15, 2009, provided that PharmaNet will have given Parent and Purchaser written notice, delivered at least 30 days prior to such termination, stating PharmaNet's intention to terminate the Merger Agreement and the basis for such termination; or

    •
    if PharmaNet's board of directors determines to enter into a transaction that is a Superior Proposal, but only if:

    •
    PharmaNet has complied in all respects with the no-solicitation provisions of the Merger Agreement with respect to the Superior Proposal or any Alternative Proposal that was a precursor to the Superior Proposal; and

    •
    concurrently with or immediately following the termination of the Merger Agreement, PharmaNet enters into a binding definitive transaction agreement with respect to the Superior Proposal and pays the Termination Fee to Parent.

  •
  by Parent at any time prior to the acceptance for payment of Shares in the Offer (which we refer to as "Parent termination rights"):

  •
  PharmaNet will have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of a condition to be satisfied and cannot be cured by August 15, 2009, provided that, Parent will have given the Company written notice, delivered at least 30 days prior to such termination, stating Parent's intention to terminate the Merger Agreement and the basis for such termination;

  •
  if PharmaNet's board of directors or any committee thereof (i) effects any Change of Recommendation, (ii) fails to include the Recommendation in the Proxy Statement or the Schedule 14D-9 or (iii) publicly approves or recommends any Alternative Proposal;

  •
  if PharmaNet gives Parent notice that it intends to terminate the Merger Agreement in connection with entering into a transaction that is a Superior Proposal; or

  •
  if PharmaNet or any of its significant subsidiaries make any assignment for the benefit of creditors or if any proceeding will be commenced or any petition will be filed seeking relief with respect to PharmaNet or any of its significant subsidiaries under any bankruptcy, insolvency or similar law (which in the case of an involuntary proceeding has not been dismissed within sixty days after commencement).

        Effect of Termination.    If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become null and void and, subject to certain exceptions described below and in the Merger Agreement, there will be no liability on the part of Parent, Purchaser or PharmaNet. No party is relieved of any liability for a deliberate and material breach of the Merger Agreement.

        PharmaNet has agreed to pay Parent a termination fee of $6,000,000 plus Parent's out-of-pocket fees and expenses up to an amount not exceeding $3,000,000 (collectively, the "Termination Fee"), if:

  •
  a bona fide Alternative Proposal has been publicly disclosed after the date of the Merger Agreement and not abandoned and, following such disclosure, the Merger Agreement is terminated by PharmaNet or Parent pursuant to the termination right set forth in the first bullet-point of the definition of "mutual termination rights" (solely by reason of a failure of the Minimum Condition of the Offer) and PharmaNet enters into a definitive agreement providing for an Alternative Proposal within 12 months of termination of the Merger Agreement (provided that in the definition of Alternative Proposal, for purposes of this section, references to "20%" are deemed to be references to "50%"); or

  •
  PharmaNet terminates the Merger Agreement pursuant to the PharmaNet termination right set forth in the 2nd bullet-point of the definition of "PharmaNet termination right" above (in connection with the entry by PharmaNet into an agreement for a Superior Proposal); or

  •
  Parent terminates the Merger Agreement pursuant to the Parent termination rights set forth in the 2nd and 3rd bullet-point of the definition of "Parent termination right" above (in connection with a Change of Recommendation or the entry by PharmaNet into an agreement for a Superior Proposal, respectively).

        The Termination Fee is required to be paid by wire transfer of immediately available funds to an account designated in writing by Parent. PharmaNet is not obligated to pay the Termination Fee on more than one occasion.

        The parties acknowledged that the agreements contained in the provisions regarding the termination fee are an integral part of the transactions contemplated by the Merger Agreement and that the Termination Fee is not a penalty but rather is liquidated damages in a reasonable amount that will compensate Parent and Purchaser for the efforts and resources expended and opportunities forgone while negotiating the Merger Agreement and in reliance on the Merger Agreement and on the expectation of the transaction contemplated by the Merger Agreement, which such amount would otherwise be impossible to calculate with precision.

        Fees and Expenses.    Except for the expense reimbursement provisions described under "Effect of Termination" above for Parent's benefit, costs and expenses incurred by the parties will be paid by the party incurring such costs and expenses.

Confidentiality Agreement

        PharmaNet and JLL entered into a confidentiality agreement, dated as of December 1, 2008 (the "Confidentiality Agreement"), in connection with the consideration of a possible negotiated transaction involving PharmaNet. Under the Confidentiality Agreement, JLL, on behalf of itself and its representatives, agreed, subject to certain exceptions, to keep confidential any non-public information concerning PharmaNet. JLL also agreed to certain "standstill" and non-solicitation of employees provisions for the protection of PharmaNet. The standstill provisions terminated in connection with the execution of the Merger Agreement. This summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which has been filed as Exhibit (d)(2) hereto and is incorporated herein by reference.

Effects of Inability to Consummate the Merger

        If, following the consummation of the Offer, the Merger is not consummated for any reason (see "Conditions to Consummation of the Merger" above), Parent, which owns 100% of the common stock of Purchaser, will indirectly control the number of Shares acquired by Purchaser pursuant to the Offer, as well as any other Shares held by Parent or its affiliates. Under the Merger Agreement, promptly following payment by Purchaser for Shares purchased pursuant to the Offer, and from time to time thereafter, subject to Section 14(f) of the Exchange Act and applicable NASDAQ rules and regulations regarding director independence, PharmaNet has agreed to take all actions necessary to cause a pro rata portion (based on the percentage of outstanding Shares beneficially owned by Parent, Purchaser or any of their respective affiliates) of the directors of PharmaNet to consist of persons designated by Purchaser (see—"The Merger Agreement—Directors" above). As a result of its ownership of such Shares and right to designate nominees for election to the PharmaNet board of directors (assuming no waiver of the Minimum Condition, which would require consent by PharmaNet), Parent indirectly will be able to control decisions of the PharmaNet board of directors and the decisions of Purchaser as a stockholder of PharmaNet. This concentration of control in one stockholder may adversely affect the market value of the Shares.

        If Parent controls more than 50% of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, stockholders of PharmaNet, other than those affiliated with Parent, will lack sufficient voting power to elect directors or to cause other actions to be taken that require majority approval.

12.   Source and Amount of Funds

        As of February 10, 2009, 19,796,731 Shares were issued and outstanding according to PharmaNet's Schedule 14D-9. In addition, PharmaNet has represented in the Merger Agreement that, as of February 2, 2009, (i) 679,206 Shares were reserved for issuance under PharmaNet's equity incentive plans with respect to outstanding options or restricted stock units and (ii) 3,100,000 Shares were reserved for issuance upon the conversion of PharmaNet's Convertible Notes. Based upon the foregoing, Purchaser estimates that the total amount of cash required to acquire all of the Shares pursuant to the Offer and consummate the Merger (including related fees and expenses) will be approximately $111 million. All such funds are currently available from the committed equity capital of the Sponsors and their affiliates, which has been committed to Parent in respect of the Offer. Purchaser's obligation to purchase the Shares validly tendered and not properly withdrawn in the Offer is not subject to any financing condition. Parent and Purchaser do not anticipate the need to seek alternate sources of funding.

        Within thirty (30) days after Purchaser's acceptance for payment of the Shares validly tendered and not properly withdrawn in the Offer, PharmaNet will notify each holder of record of the Convertible Notes that a "Fundamental Change" (as defined in the Convertible Notes) has occurred and PharmaNet, using funds made available by the Sponsors, will repurchase the Convertible Notes from each holder thereof that exercises the Fundamental Change Repurchase Right (as defined in the Convertible Notes) in accordance with the terms of the Convertible Notes, the indenture and each of the other instruments and documents governing the Convertible Notes. Purchaser estimates that the total amount of cash required to acquire all of the Convertible Notes (including related fees and expenses) will be approximately $143 million.

        We do not believe Purchaser's financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash that will be made available to us by the Sponsors and their affiliates, (b) the Offer is not subject to any financing condition and (c) if we consummate the Offer, we will acquire all remaining Shares for the same price in the Merger. In addition, Purchaser has been organized solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer.

13.   Conditions of the Offer

        Notwithstanding any other provisions of the Offer and in addition to Purchaser's right to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable law, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any validly tendered Shares, and may delay the acceptance for payment of or, subject to the any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, the payment for, any validly tendered Shares, if:

  (1)
  the Minimum Condition has not been satisfied at the Expiration Date;

  (2)
  the HSR Condition has not been satisfied at the Expiration Date;

  (3)
  there shall be pending any suit, action or proceeding by any governmental entity of competent jurisdiction against Parent, Purchaser, PharmaNet or any of PharmaNet's subsidiaries challenging the acquisition by Parent or Purchaser of any Shares pursuant to the Offer or seeking to make illegal, restrain or prohibit the making or consummation of the Offer or the Merger;

  (4)
  there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a government entity of competent jurisdiction to the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or any other action shall be taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that (x) is, in the reasonable judgment of Parent and Purchaser, likely to result, directly or indirectly, in any of the consequences referred to in paragraph (3) above, or (y) has the effect of making the Offer, the Merger or any other transaction contemplated by the Merger Agreement illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the Merger or any other transaction contemplated by the Merger Agreement;

  (5)
  any representation or warranty of PharmaNet contained in the Merger Agreement (without giving effect to any references to any Company Material Adverse Effect (as defined in Section 11—"Purpose of the Offer and Plans for PharmaNet; Summary of the Merger Agreement and Certain Other Agreements") or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein) shall fail to be true and correct in any respect as of the date of the Merger Agreement or as of the Expiration Date with the same force and effect as if made on and as of such date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as have had, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect;

  (6)
  PharmaNet shall have breached or failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement and such breach or failure shall not have been cured;

  (7)
  since February 3, 2009, any fact(s), circumstance(s), event(s), change(s), effect(s) or occurrence(s) shall have occurred, which has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect;

  (8)
  Purchaser shall have failed to receive a certificate of PharmaNet, executed by the Chief Executive Officer and the Chief Financial Officer of PharmaNet, dated as of the Expiration Date, to the effect that the conditions set forth in paragraphs (5)and (6) above have not occurred; or

  (9)
  the Merger Agreement shall have been terminated in accordance with its terms.

        Subject to the terms of the Merger Agreement, other than the Minimum Condition, which Parent and Purchaser may not amend or waive without the prior written consent of PharmaNet, the foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Purchaser in whole or in part at any time and from time to time in their sole discretion. Any reference in this Offer to Purchase or the Merger Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is waived in accordance with the prior sentence hereto. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

14.   Dividends and Distributions

        The Merger Agreement provides that neither PharmaNet nor any of its subsidiaries will, between the date of the Merger Agreement and the earlier of the Effective Time and any date upon which the Merger Agreement is terminated, make, declare or pay any dividend, or make any other distribution on or redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except in connection with (i) the exercise of stock options or settlement of other awards or obligations or (ii) dividends or distributions paid in cash to PharmaNet by its subsidiaries. See Section 11—"Purpose of the Offer and Plans for PharmaNet; Summary of the Merger Agreement and Certain Other Agreements."

15.   Certain Legal Matters

        General.    Except as otherwise set forth in this Offer to Purchase, based on information provided by PharmaNet, none of PharmaNet, Parent or Purchaser are aware of any licenses or other regulatory permits which appear to be material to the business of PharmaNet and which might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. In addition, except as set forth below, Parent and Purchaser are not aware of any filings, approvals or other actions by or with any Governmental Authority or administrative or regulatory agency that would be required for Parent's and Purchaser's acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser currently expect that such approval or action, except as described below under "State Takeover Laws," would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to PharmaNet's or Parent's business or that certain parts of PharmaNet's or Parent's business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13—"Conditions of the Offer."

        Antitrust.    Under the HSR Act, and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and certain required waiting periods have been expired or have been terminated. These requirements apply to Parent by virtue of Purchaser's acquisition of Shares in the Offer (and the Merger).

        Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer (and the Merger) with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Parent filed its Premerger Notification and Report Form under the HSR Act with the FTC and Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on February 9, 2009 and the required waiting period will expire at 11:59 p.m., New York Time on February 24, 2009, unless earlier terminated by the FTC and the Antitrust Division or Parent receives a request for additional information or documentary material ("Second Request") from either the FTC or the Antitrust Division prior to that time. If a Second Request issues, the waiting period with respect to the Offer (and the Merger) would be extended for an additional period of ten calendar days following the date of Parent's substantial compliance with that request. If either the 15-day or ten-day waiting period expires on a Saturday, Sunday or federal holiday, then the period is extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act rules. After that time, the waiting period could be extended only by court order or with Parent's consent. The FTC or the Antitrust Division may terminate the additional ten-day waiting period before its expiration. In practice, complying with a Second Request can take a significant period of time. Although PharmaNet is also required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither PharmaNet's failure to make its filing nor comply with its own Second Request in a timely manner will extend the waiting period with respect to the purchase of Shares in the Offer (and the Merger).

        The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions, such as Parents's acquisition of Shares in the Offer and the Merger. At any time before or after Purchaser's purchase of Shares in the Offer and the Merger, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer and Merger or the divestiture of substantial assets of Parent, PharmaNet or any of their respective subsidiaries or affiliates. Private parties, as well as state attorneys general, also may bring legal actions under the antitrust laws under certain circumstances. See Section 13—"Conditions of the Offer."

        PharmaNet also conducts business outside of the United States. However, based on a review of the information currently available relating to the countries and businesses in which PharmaNet conduct its business, Parent and Purchaser believe that no mandatory antitrust premerger notification filing is required outside the United States.

        Based upon an examination of publicly available and other information relating to the businesses in which PharmaNet is engaged, however, Parent and Purchaser believe that the acquisition of Shares in the Offer and the Merger should not violate applicable antitrust laws. Nevertheless, Parent and Purchaser cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 13—"Conditions of the Offer."

        Stockholder Approval.    PharmaNet has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by PharmaNet and the consummation by PharmaNet of the Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of PharmaNet, and no other corporate proceedings on the part of PharmaNet are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger (other than, with respect to the Merger, the adoption of the Merger Agreement by the holders of the then-outstanding Shares representing at least a majority of the votes entitled to be cast at a meeting of stockholders, if and to the extent required by applicable law, and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware). As described below, such approval is not required if the Merger is consummated pursuant to the short-form merger provisions of the DGCL. According to PharmaNet's certificate of incorporation, the Shares are the only securities of PharmaNet that entitle the holders thereof to voting rights. If following the purchase of Shares by Purchaser pursuant to the Offer, during any Subsequent Offering Period or otherwise, Purchaser owns more than a majority of the outstanding Shares, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder of PharmaNet.

        Short-Form Merger.    Section 253 of the DGCL generally provides that if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary entitled to vote on a merger, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer, the Top-Up Option or otherwise, Purchaser directly or indirectly owns at least 90% of the Shares, Parent could, and (subject to the satisfaction of waiver of the conditions to its obligations to effect the Merger contained in the Merger Agreement) is obligated under the Merger Agreement, to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable without a meeting of the stockholders of PharmaNet in accordance with Section 253 of DGCL. Even if Parent and Purchaser do not own 90% of the outstanding Shares following consummation of the Offer, Parent and Purchaser could seek to purchase additional Shares in the open market, from PharmaNet or otherwise in order to reach the 90% threshold and effect a short-form merger. The consideration per Share paid for any Shares so acquired, other than Shares acquired pursuant to the Top-Up Option, may be greater or less than that paid in the Offer.

        State Takeover Laws.    A number of states (including Delaware, where PharmaNet is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

        As a Delaware corporation, PharmaNet is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an "interested stockholder" (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation's voting stock) from engaging in a "business combination" (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is (A) approved by the board of directors of the corporation and (B) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

        PharmaNet has represented to us in the Merger Agreement that its board of directors (at a meeting duly called and held) has (i) taken all actions necessary to exempt the Offer, the Merger, Merger Agreement and the transactions contemplated by the Merger Agreement from any "unfair price," "moratorium," "control share acquisition," "interested stockholder," "business combination" or other similar statute or regulation, and (ii) taken all actions necessary so that no anti-takeover statute or regulation under the DGCL or other applicable laws of the State of Delaware shall be applicable to the execution, delivery or performance of the Merger Agreement, the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13—"Conditions of the Offer."

        A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America , the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated in, and has a substantial number of shareholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

        Appraisal Rights.    No appraisal rights are available to PharmaNet stockholders in connection with the Offer. However, if the Merger is consummated, a stockholder of PharmaNet who has not tendered his or her Shares in the Offer will have rights under Section 262 of the DGCL to dissent from the Merger and demand appraisal of, and obtain payment in cash for the "fair value" of, that stockholder's Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (immediately prior to the Effective Time) required to be paid in cash to dissenting stockholders of PharmaNet for their Shares. Any such judicial determination of the fair value of the Shares would not necessarily include any element of value arising from the accomplishment or expectation of the Merger and could be based upon considerations other than, or in addition to, the Merger Consideration and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration. PharmaNet's stockholders should be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to, and do not in any manner address, fair value under Section 262 of the DGCL. Similarly, the absence of such an opinion does not necessarily suggest that the intrinsic value of the Shares is greater than the Offer Price. If any PharmaNet stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his or her right to appraisal and payment under the DGCL, such holder's Shares will thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, in accordance with the Merger Agreement. A PharmaNet stockholder may withdraw his or her demand for appraisal by delivery to Parent of a written withdrawal of his or her demand for appraisal.

        The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the proxy statement or information statement for the Merger, unless the Merger is effected as a short-form merger, in which case they will be set forth in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, which is attached as Exhibit (a)(5) to the Schedule TO.

        Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

        "Going Private" Transactions.    Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions and may under certain circumstances be applicable to the Merger. However,

Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

  Litigation.

        On February 6, 2009, Richard Mendez, a purported stockholder of PharmaNet, filed a putative class action complaint in the Superior Court of New Jersey, Chancery Division, Mercer County on behalf of himself and all other similarly situated stockholders of PharmaNet against PharmaNet, the board of directors of PharmaNet, Parent and Purchaser alleging breaches of fiduciary duty and aiding and abetting breaches of fiduciary duty in connection with the Merger. Among other things, the complaint alleges that the proposed transactions contemplated in the Merger Agreement were the result of an unfair process, that PharmaNet is being sold at an unfair price, that certain provisions of the Merger Agreement impermissibly operate to preclude competing bidders, and the defendants engaged in self-dealing. Among other things, the plaintiff seeks an order enjoining defendants from proceeding with the Merger Agreement. While the lawsuit is at a preliminary stage, Parent and Purchaser intend to vigorously defend it.

        On February 10, 2009, Cynthia Kancler, a purported stockholder of PharmaNet, filed a putative class action complaint in the Superior Court of New Jersey, Chancery Division, Mercer County on behalf of herself and all other similarly situated stockholders of PharmaNet against PharmaNet and the board of directors of PharmaNet alleging breaches of fiduciary duty in connection with the Merger. Among other things, the complaint alleges that the proposed transactions contemplated in the Merger Agreement were the result of a flawed process, that PharmaNet is being sold at an inadequate price, and that certain provisions of the Merger Agreement are unlawful. Among other things, the plaintiff seeks an order enjoining defendants from proceeding with the Merger Agreement, an order enjoining defendants from consummating any business combination with a third party and an order directing the individual defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of PharmaNet's stockholders.

16.   Fees and Expenses

        We have retained Jefferies & Company, Inc. to act as our financial advisor and dealer manager ("Jefferies" or the "Dealer Manager") in connection with our proposal to acquire PharmaNet. We have also retained the Depositary and the Information Agent in connection with the Offer. Each of Jefferies, the Depositary, and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

        As part of the services included in such retention, the Information Agent and Dealer Manager may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent, and Dealer Manager) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.   Miscellaneous

        We are making the Offer to all holders of Shares other than PharmaNet. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        Purchaser and Parent and the Sponsors have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 under "Available Information." In addition, PharmaNet has filed a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8—"Certain Information Concerning PharmaNet" and Section 9—"Certain Information Concerning Purchaser, Parent and the Sponsors."

        The Offer does not constitute a solicitation of proxies for any meeting of PharmaNet's stockholders. Any solicitation which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

        No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, PharmaNet or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

                      PDGI Acquisition Corp.

                      February 12, 2009

 Schedule I

INFORMATION CONCERNING THE MEMBERS OF THE BOARD OF DIRECTORS, BOARD OF MANAGERS, GENERAL PARTNERS, AND THE EXECUTIVE OFFICERS OF THE OFFEROR GROUP

        Set forth below are the name, citizenship, business address, business phone numbers and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of the directors, managers, general partners, and executive officers of the Offeror Group, and their noteworthy affiliates. The business address of each person and entity, listed below is 450 Lexington Avenue, 31st Floor, New York, New York 10017, United States of America, and the business phone number for each person and entity is (212) 286-8600.

        The officers and directors of Purchaser are: Mr. Paul S. Levy, President; Ramsey A. Frank, Vice President, Treasurer and Director; Thomas S. Taylor, Vice President, Assistant Secretary and Director and Peter M. Strothman, Vice President, Secretary and Director.

        The officers and managers of Parent are: Mr. Paul S. Levy, President; Ramsey A. Frank, Vice President, Treasurer and Manager; Thomas S. Taylor, Vice President, Assistant Secretary and Manager and Peter M. Strothman, Vice President, Secretary and Manager.

        All persons listed below are citizens of the United States.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Paul S. Levy	Mr. Levy is a Managing Director of JLL Partners, Inc., which he founded in 1988. Mr. Levy serves as a director of several companies, including IASIS Healthcare, LLC, J.G. Wentworth, Inc., Education Affiliates, Inc., ACE Cash Express, Inc., C.H.I. Overhead Doors, Inc., McKechnie Holdings, LLC, Medical Card System, Inc., PGT, Inc., Skylight Holdings I, LLC, Patheon, Inc., Medical Card System, Inc. and Builders FirstSource, Inc.
Ramsey A. Frank
Mr. Frank is a Managing Director of JLL Partners, Inc., which he joined in 1999. From January 1993 to July 1999, Mr. Frank was a Managing Director at Donaldson, Lufkin & Jenrette, Inc., where he headed the restructuring group and was a senior member of the leveraged finance group. Mr. Frank serves as a director of several companies, including Education Affiliates, Inc., C.H.I. Overhead Doors, Inc., Builders FirstSource, Inc., Patheon, Inc., FC-Holdings, Inc. and Medical Card System, Inc. and PGT, Inc.
Thomas S. Taylor
Mr. Taylor is a Managing Director of JLL Partners, Inc. He joined JLL Partners, Inc. as a Senior Principal in 2005. From 2004 through 2005, he served as a consultant for Hartford Financial Services Group. From 2001-2004, Mr. Taylor served as the President and CEO of Epix Holdings Corporation. He has also served as Chief Financial Officer to Colorado Prime Corporation, and worked for Kraft Foods and PriceWaterhouseCoopers LLP. Mr. Taylor also serves as a director of Patheon, Inc. and Medical Card System, Inc.
Peter M. Strothman
Mr. Strothman joined JLL Partners, Inc. as a Principal in 2006. He has also served as Vice President of Cypress Group from 2002 to 2006. From 2001 to 2002, Mr. Strothman served as an Associate at Wellspring Capital Management. Prior to that, Mr. Strothman was an Analyst at Lehman Brothers. Mr. Strothman also serves as a director of Attentus Healthcare Corporation.

A-1

JLL PARTNERS FUND V, L.P .

        JLL Associates V, L.P. is the sole general partner of JLL Partners Fund V, L.P. The general partner of JLL Associates V, L.P. is JLL Associates G.P. V, L.L.C. Paul S. Levy is the managing member of JLL Associates G.P. V, L.L.C. There are no executive officers appointed at JLL Partners Fund V, L.P.

JLL ASSOCIATES V, LP

        JLL Associates G.P. V, L.L.C is the sole general partner of JLL Associates V, L.P. There are no executive officers appointed at JLL Associates V, L.P.

JLL ASSOCIATES G.P. V, L.L.C.

        Paul S. Levy is the sole member of JLL Associates G.P. V, L.L.C.

JLL PARTNERS FUND VI, L.P.

        JLL Associates VI, L.P. is the sole general partner of JLL Partners Fund VI, L.P. The general partner of JLL Associates VI, L.P. is JLL Associates G.P. VI, L.L.C. Paul S. Levy is the managing member of JLL Associates G.P. VI, L.L.C. There are no executive officers appointed at JLL Partners Fund VI, L.P.

JLL ASSOCIATES VI, L.P.

        JLL Associates G.P. VI, L.L.C is the sole general partner of JLL Associates VI, L.P. There are no executive officers appointed at JLL Associates VI, L.P.

JLL ASSOCIATES G.P. VI, L.L.C.

        Paul S. Levy is the sole member of JLL Associates G.P. VI, L.L.C.

A-2

        The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of PharmaNet or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

If delivering by mail:	If delivering by hand or courier:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

        Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue
New York, NY 10022
Stockholders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833

The Dealer Manager for the Offer is:

Jefferies & Company, Inc.
520 Madison Avenue
New York, NY 10022
Attention: Peter Rosenthal
(888) 323-3302 (toll-free)

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
Schedule I INFORMATION CONCERNING THE MEMBERS OF THE BOARD OF DIRECTORS, BOARD OF MANAGERS, GENERAL PARTNERS, AND THE EXECUTIVE OFFICERS OF THE OFFEROR GROUP